Exhibit 99.2

Execution Version

STOCK PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MICROSTRATEGY INCORPORATED

and

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

February 25, 2013

TABLE OF CONTENTS

ARTICLE I STOCK PURCHASE		2

1.1	Sale and Purchase of Shares	2
1.2	Treatment of Options	2
1.3	Purchase Price	2
1.4	The Closing	4
1.5	Stock Options	5
1.6	Closing Estimate	5
1.7	Post-Closing Adjustment	5
1.8	Further Assurances	7
1.9	FIRPTA Certificate	8
1.10	Withholding	8

ARTICLE II REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY		8

2.1	Organization and Qualification	8
2.2	Capitalization and Ownership of the Company	9
2.3	Noncontravention	10
2.4	Financial Statements	11
2.5	Absence of Certain Changes	11
2.6	Undisclosed Liabilities	13
2.7	Tax Matters	13
2.8	Tangible Personal Property	14
2.9	Real Property	14
2.10	Intellectual Property	15
2.11	Contracts	16
2.12	Litigation	18
2.13	Labor Matters	18
2.14	Employee Benefits	18
2.15	Legal Compliance	20
2.16	Permits	21
2.17	Business Relationships with Affiliates	21
2.18	Sufficiency of Assets	21
2.19	Customers	21
2.20	Brokers	22

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER		22

3.1	Valid Title	22
3.2	Authority	22
3.3	Noncontravention	22
3.4	Broker’s Fees	23
3.5	Litigation	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		23

4.1	Organization	23
4.2	Authorization of Transaction	23

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4.3	Noncontravention	24
4.4	Broker’s Fees	24
4.5	Litigation	24
4.6	Investment Intent	24
4.7	Financing	25

ARTICLE V PRE-CLOSING COVENANTS		25

5.1	Efforts	25
5.2	Operation of Business	26
5.3	Access	28
5.4	Resignations	28
5.5	Termination of Affiliate Agreements	29

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING		29

6.1	Conditions to Obligations of Buyer	29
6.2	Conditions to Obligations of Seller	30

ARTICLE VII INDEMNIFICATION		31

7.1	Indemnification by Seller	31
7.2	Indemnification by Buyer	31
7.3	Claims for Indemnification	31
7.4	Survival	33
7.5	Limitations	34
7.6	Waiver, Release and Discharge	35
7.7	Treatment of Indemnification Payments	36

ARTICLE VIII TERMINATION		36

8.1	Termination of Agreement	36
8.2	Effect of Termination	36

ARTICLE IX TAX MATTERS		36

9.1	Preparation and Filing of Tax Returns; Payment of Taxes	36
9.2	Tax Indemnification	37
9.3	Allocation of Certain Taxes	38
9.4	Refunds and Carrybacks	39
9.5	Cooperation on Tax Matters; Tax Audits	40
9.6	Section 338(h)(10) Election	41
9.7	Tax Attributes	42
9.8	Post-Closing Actions	42
9.9	Scope of Article IX	42

ARTICLE X FURTHER AGREEMENTS		43

10.1	Access to Information; Record Retention; Cooperation	43
10.2	Director and Officer Indemnification	44
10.3	Disclosure Generally	44
10.4	Acknowledgments by Buyer	45
10.5	Certain U.S. Employee Benefits Matters	45
10.6	Transfer of PRC Employees	47

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10.7	Transfer of Poland Employees	49
10.8	Employee Rights	52
10.9	No Use of Name	52
10.10	Non-Competition, Non-Solicitation and Confidentiality	52

ARTICLE XI MISCELLANEOUS		55

11.1	Press Releases and Announcements	55
11.2	No Third Party Beneficiaries	55
11.3	Entire Agreement	55
11.4	Succession and Assignment	55
11.5	Counterparts	56
11.6	Headings	56
11.7	Notices	56
11.8	Governing Law	57
11.9	Amendments and Waivers	57
11.10	Severability	57
11.11	Expenses	58
11.12	Specific Performance	58
11.13	Submission to Jurisdiction	58
11.14	Construction	58
11.15	Waiver of Jury Trial	59
11.16	Incorporation of Exhibits and Schedules	59
11.17	Facsimile Signature	59

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Disclosure Schedules

Other Schedules

Schedule 1.3(b)(i)	–	Designated Intercompany Accounts
Schedule 5.2	–	Operation of Business
Schedule 5.3	–	Representatives of Buyer
Schedule 5.5	–	Affiliate Agreements
Schedule 10.3(a)	–	Knowledge Persons
Schedule 10.6(a)	–	PRC Employees
Schedule 10.7(a)	–	Poland Employees
Schedule 10.9	–	Retained Marks

Exhibits

Exhibit A	–	Form of China Local Purchase Agreement
Exhibit B	–	Form of Poland Local Purchase Agreement
Exhibit C	–	Form of Transition Services Agreement
Exhibit D	–	Form of Patent License Agreement
Exhibit E	–	Form of Intellectual Property Agreement

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TABLE OF DEFINED TERMS

Defined Term	Section

2011 and 2012 Audited Financial Statements	5.3(b)
Adjustment Components	1.7(a)
Affiliated Group	2.7(a)
Agreed Amount	7.3(b)
Agreement	Preamble
Allocation Schedule	9.6(d)
Article 23(1)	10.7(b)(i)
Balance Sheet Date	2.4
Business	Recitals
Business Day	1.4(a)
Buyer	Preamble
Buyer Confidential Information	10.10(d)
Buyer Covered Employee	10.10(b)
Buyer Excluded Representations	6.2(a)
Buyer Material Adverse Effect	4.3(b)
Buyer’s 401(k) Plan	10.5(c)
China Local Purchase Agreement	Recitals
China Purchase Price	1.3(b)(v)
Claim Notice	7.3(b)
Claimed Amount	7.3(b)
Class A Common Stock Class B Common Stock	1.2 Recitals
Closing	1.4(a)
Closing Adjustment Statement	1.7(a)
Closing Date	1.4(a)
Closing Designated Intercompany Accounts Amount	1.7(a)
Closing Indebtedness	1.7(a)
Closing Unpaid Company Transaction Expenses	1.7(a)
Code	2.7(d)
Company	Recitals
Company Benefit Plans	2.14(a)
Company Material Adverse Effect	2.1(a)
Company Released Parties	7.6
Company Transaction Expenses	1.3(b)(viii)
Competitive Business	10.10(a)
Confidentiality Agreement	5.3(c)
Contingent Worker	2.14(g)
Damages	7.1; 7.3(a)
Designated Intellectual Property	2.10(a)
Designated Intercompany Accounts Amount	1.3(b)(i)
Development	10.3(b)

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Defined Term	Section

Disclosure Schedule	ARTICLE II
Dispute Notice	1.7(b)
Employee	10.5(a)
Employee Benefit Plan	2.14(a)
ERISA	2.14(a)
ERISA Affiliate	2.14(a)
Estimated Closing Indebtedness	1.6(b)
Estimated Designated Intercompany Accounts Amount	1.6(b)
Estimated Unpaid Company Transaction Expenses	1.6(b)
Excluded Representations	6.1(a)
Existing PRC Employee Contract	10.6(a)
FCPA	2.15(b)
Final Closing Adjustment Statement	1.7(b)
Final Closing Designated Intercompany Accounts Amount	1.7(b)
Final Closing Indebtedness	1.7(b)
Final Closing Unpaid Company Transaction Expenses	1.7(b)
Final U.S. Purchase Price	1.3(b)(ii)
Foreign Benefit Plans	2.14(a)
Form 8023	9.6(a)
Form 8883	9.6(c)
GAAP	2.1(a)
Governmental Entity	2.3(b)
Grant Thornton	5.3(b)
Hart-Scott-Rodino Act	2.3(b)
Hired PRC Employee	10.6(a)
Hired Poland Employee	10.7(c)(i)
Income Taxes	2.7(a)
Indebtedness	1.3(b)(vii)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Information	10.1(a)
Intellectual Property Agreement	1.4(b)(x)
IRS	2.14(c)
Knowing Misrepresentation	7.5(e)
Knowledge Qualifier	2.6
Leased Real Property	2.9(b)
Lien	2.3
Material Contracts	2.11(b)
MSTR China MSTR Poland	Recitals Recitals
Most Recent Balance Sheet	2.4
Multiemployer Plan	2.14(a)
Neutral Accountant	1.7(c)
New PRC Employee Contract	10.6(a)

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Defined Term	Section

Option	1.2
Option Price	1.2
Party, Parties	Preamble
Patent License Agreement	1.4(b)(ix)
Permits	2.16
Permitted Lien	2.3
Poland Employee	10.7(a)
Poland Local Purchase Agreement	Recitals
Poland Purchase Price	1.3(b)(vi)
Poland Resignation Date	10.7(c)(i)
Poland Transfer Date	10.7(c)(i)
Polish Buyer	Recitals
Polish Labor Code	10.7(b)(i)
Polish Transferring Employees	10.7(b)(i)
PRC	Recitals
PRC Buyer	Recitals
PRC Employee	10.6(a)
PRC Resignation Date	10.6(a)
PRC Transfer Date	10.6(a)
Preliminary U.S. Purchase Price	1.3(b)(iii)
Purchase Price	1.3(b)(iv)
Redundant Poland Employee Severance	10.7(e)
Response Period	9.6(d)
Retained Marks	10.9
Retained Poland Employees	10.7(e)
Retained PRC Employees	10.6(d)
Section 338(h)(10) Election	9.6(a)
Section 1060 Allocation	9.6(d)
Securities Act	2.2
Seller	Preamble
Seller Benefit Plans	2.14(a)
Seller Covered Employee	10.10(c)
Seller’s 401(k) Plan	10.5(c)
Shares	Recitals
Tax Audit	9.5(b)
Tax Objections Notice	9.6(d)
Tax Returns	2.7(a)
Taxes	2.7(a)
Taxing Authority	9.5(a)
Top Customers	2.19(a)
Tysons Corner Lease	5.1
Undertaking Transfer Date	10.7(b)(i)
Unaudited Financial Statements	2.4
U.S. Business Benefit Plans	2.14(a)

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STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of February 25, 2013 by and between MicroStrategy Incorporated, a Delaware corporation (the “Seller”) and Genesys Telecommunications Laboratories, Inc., a California corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

1.        Angel.com Incorporated (the “Company”), a Delaware corporation and a wholly-owned subsidiary of Seller, is engaged, among other matters, in the business of providing cloud-based customer experience management (CEM) solutions via on-demand inbound and outbound interactive voice response (IVR), automated voice activated web transactions, voice transcribed chat, SMS (Short Message Service), Multi-channel Automatic Call Distribution (ACD), and Computer Telephony Integration (CTI) (such business, as conducted by the Company on the date hereof, being referred to herein as the “Business”);

2.        Seller owns 16,714,786 shares of Class B Common Stock, par value $0.001 per share, of the Company (“Class B Common Stock”), representing all of the issued and outstanding capital stock of the Company (the “Shares”);

3.        Simultaneously upon the closing of the transactions contemplated by this Agreement (i) a PRC affiliate of Buyer (“PRC Buyer”) shall enter into a purchase agreement with MicroStrategy China Technology Center Limited, a PRC affiliate of Seller (“MSTR China”), substantially in the form attached hereto as Exhibit A, pursuant to which MSTR China will transfer to PRC Buyer certain assets located in the People’s Republic of China (the “PRC”) (the “China Local Purchase Agreement”) and (ii) a Polish affiliate of Buyer (“Polish Buyer”) shall enter into a purchase agreement with MicroStrategy Poland sp. z.o.o., a Polish affiliate of Seller (“MSTR Poland”), substantially in the form attached hereto as Exhibit B, pursuant to which MSTR Poland will transfer to Polish Buyer certain assets located in Poland (the “Poland Local Purchase Agreement”);

4.        Buyer and Seller each desire for the closing of the transactions contemplated by this Agreement to occur simultaneously with the closing of the transactions contemplated by the China Local Purchase Agreement and the Poland Local Purchase Agreement; and

5.        Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

STOCK PURCHASE

1.1      Sale and Purchase of Shares.  On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Shares free and clear of any Liens (other than Liens arising solely as a result of action by or at the written direction of Buyer).

1.2      Treatment of Options.  Prior to the Closing Date, the Company shall send a notice to each holder of an outstanding option (an “Option”) to purchase Class A Common Stock, par value $0.001 per share, of the Company (“Class A Common Stock”), which notice shall notify each such holder that: (i) Buyer will not be assuming any Options from and after the Closing or substituting new options therefor; (ii) any Options that are not fully vested shall be fully vested as of prior to the Closing Date; and (iii) prior to the Closing Date, all Options will be cancelled in exchange for the right to receive the consideration from Seller set forth in this Section 1.2. Prior to the Closing Date, Seller shall pay or cause the Company to pay to the holder of each cancelled Option an amount in cash (the “Option Price”) equal to (A) the product of (i) a fraction, the numerator of which shall be an amount equal to the Preliminary U.S. Purchase Price plus the aggregate exercise price of all Options and the denominator of which shall be the sum of the total number of shares of Class A Common Stock outstanding on a fully diluted basis (assuming the conversion of all Class B Common Stock and the exercise of all Options) multiplied by (ii) the number of shares of Class A Common Stock subject to the individual’s Options minus (B) the aggregate exercise price of all such holder’s Options. The Option Price payable to each holder of an Option shall be subject to applicable tax withholdings.

1.3      Purchase Price.

(a)     In consideration for the Shares, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date pay to Seller in cash, by wire transfer of immediately available funds, the Preliminary U.S. Purchase Price. In consideration of the transactions contemplated by the China Local Purchase Agreement and the Poland Local Purchase Agreement, Buyer shall on the Closing Date cause the PRC Buyer and the Polish Buyer to pay to MSTR China and MSTR Poland, respectively, in cash, by wire transfer of immediately available funds, the China Purchase Price and the Poland Purchase Price.

(b)     For purposes of this Agreement:

(i)       “Designated Intercompany Accounts Amount” means, with respect to the Company, the sum of balances of the intercompany accounts from the Company’s general ledger trial balance, as maintained by the Company in the ordinary course of business consistent with past practice, identified on Schedule 1.3(b)(i), which Schedule 1.3(b)(i) further sets forth the total Designated Intercompany Accounts Amount as of December 31, 2012. For the avoidance of doubt, during the period from the date of this Agreement until the Closing Date, the Designated Intercompany Accounts Amount shall not increase by more than $1,500,000 in the aggregate per calendar quarter.

(ii)      “Final U.S. Purchase Price” shall mean an aggregate of (a) the Purchase Price, minus (b) the amount, if any, by which $3,945,000 exceeds the Final Closing Designated Intercompany Accounts Amount, plus (c) the amount, if any, by which the Final Closing Designated Intercompany Accounts Amount exceeds $3,945,000, minus (d) the Final Closing Indebtedness, minus (e) the Final Unpaid Company Transaction Expenses, minus (f) the China Purchase Price minus (g) the Poland Purchase Price.

(iii)     “Preliminary U.S. Purchase Price” shall mean an aggregate of (a) the Purchase Price, minus (b) the amount, if any, by which $3,945,000 exceeds the Estimated Designated Intercompany Accounts Amount, plus (c) the amount, if any, by which the Estimated Designated Intercompany Accounts Amount exceeds $3,945,000, minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Unpaid Company Transaction Expenses, minus (f) the China Purchase Price, minus (g) the Poland Purchase Price.

(iv)     “Purchase Price” shall mean $110,000,000;

(v)      “China Purchase Price” shall mean $53,000;

(vi)      “Poland Purchase Price” shall mean $25,000;

(vii)     “Indebtedness” shall mean, without duplication: (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money; (ii) all obligations evidenced by any note, bond, debenture, bank overdrafts or other debt security; (iii) any commitment assuring a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit); (iv) any indebtedness guaranteed in any manner by a person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (v) amounts payable under capitalized leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including any lease termination payments or charges; (vi) any indebtedness secured by a Lien (other than a Permitted Lien) on a person’s assets; (vii) amounts, if any, payable by the Company in whole or in part after the Closing as a result of the transactions contemplated under Section 1.2 (to the extent not otherwise paid by Seller), deferred compensation plans, phantom stock plans, or for severance payments, change-of-control payments, closing or signing bonuses or similar arrangements; (viii) any amounts owing from the Company to Seller or any of Seller’s subsidiaries or from Seller or any of its subsidiaries to the Company; and (ix) any unpaid principal, accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges or fees (termination fees or breakage fees) in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; and

(viii)    “Company Transaction Expenses” shall mean all out-of-pocket expenses (including, all fees and expenses of outside counsel, investment bankers (including fees payable to Evercore Group L.L.C. to the extent not paid by Seller), brokers, financial advisors, banks, other financial institutions, accountants, experts and consultants) payable by the Company in connection with the transactions contemplated by this Agreement and the closing thereof to the extent not paid by Seller.

1.4      The Closing.

(a)     Time and Location.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Washington, DC or such other location as may be mutually agreed by the Parties, commencing at 10:00 a.m., local time, on March 29, 2013 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have not been satisfied or waived by such date, on a mutually agreeable later date as soon as practicable (but in no event more than three (3) Business Days) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b)     Actions at the Closing.

At the Closing:

(i)       Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 6.1;

(ii)       Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 6.2;

(iii)     Seller shall deliver to Buyer certificate(s) evidencing the Shares owned by Seller, duly endorsed or with stock powers duly executed by Seller;

(iv)     Seller shall cause the Company to deliver to Buyer the minute books, stock books, ledgers and registers, corporate seals and other similar records of the Company;

(v)      Seller and the Company shall execute and deliver to each other a Transition Services Agreement in substantially the form attached hereto as Exhibit C;

(vi)      PRC Buyer and MSTR China shall execute and deliver to each other the China Local Purchase Agreement;

(vii)    Polish Buyer and MSTR Poland shall execute and deliver to each other the Poland Local Purchase Agreement;

(viii)   Buyer shall pay to Seller the Preliminary U.S. Purchase Price, and cause the PRC Buyer and the Polish Buyer to pay to MSTR China and MSTR Poland, respectively, the China Purchase Price and the Poland Purchase Price, in each case in cash by wire transfer of immediately available funds, into one or more accounts designated by Seller;

(ix)     Seller and the Company shall execute and deliver to each other an Amended and Restated Patent License Agreement in substantially the form attached hereto as Exhibit D (the “Patent License Agreement”);

(x)      Seller and the Company shall execute and deliver to each other an Amended and Restated Intellectual Property Agreement in substantially the form attached hereto as Exhibit E (the “Intellectual Property Agreement”); and

(xi)     The Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.5      Stock Options; Intercompany Balances.

(a)     Seller shall take all action (in addition to that set forth in Section 1.2) required so that, as of prior to the Closing Date, each Option, whether vested or unvested, and the Angel.com Incorporated Amended and Restated 2009 Stock Incentive Plan, as amended, shall have been terminated, expired or been cancelled as provided in Section 1.2 of this Agreement, in each case without any further liability on the part of Buyer or the Company.

(b)     Seller shall take all action required so that, as of prior to the Closing Date, any intercompany balances between the Company and Seller are cancelled without further liability on the part of the Company thereunder. For the avoidance of doubt, any such cancellations shall be deemed to occur following the calculation of the Designated Intercompany Accounts Amount.

1.6      Closing Estimate.

(a)     Not less than three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement prepared in reasonable detail reflecting Seller’s good faith estimate of the Preliminary U.S. Purchase Price.

(b)     In connection with determining the Preliminary U.S. Purchase Price, Seller shall estimate the Designated Intercompany Accounts Amount as of the date immediately prior to the Closing Date (the “Estimated Designated Intercompany Accounts Amount”), the Indebtedness of the Company as of the Closing Date (the “Estimated Closing Indebtedness”), and the Company Transaction Expenses unpaid (after giving effect to any Company Transaction Expenses paid directly by Seller prior to the Closing) as of the Closing Date (the “Estimated Unpaid Company Transaction Expenses”).

1.7      Post-Closing Adjustment. The Preliminary U.S. Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a)     Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Adjustment Statement”) calculating the Designated Intercompany Accounts Amount as of the date immediately prior to the Closing Date (the “Closing Designated Intercompany Accounts Amount”), the Indebtedness of the Company as of the Closing Date (the “Closing Indebtedness”) and the unpaid Company Transaction Expenses as of the Closing Date (the “Closing Unpaid Company Transaction Expenses” and collectively with the Closing Designated Intercompany Accounts Amount and the Closing Indebtedness, the “Adjustment Components”).

(b)     If Seller in good faith disputes any Adjustment Component as shown on the Closing Adjustment Statement prepared by Buyer, Seller shall deliver to Buyer within thirty (30) days after receipt of the Closing Adjustment Statement a statement (the “Dispute Notice”) setting forth Seller’s calculation of such Adjustment Component and describing in reasonable detail the basis for the determination of such different Adjustment Component. The Parties shall use commercially reasonable efforts to resolve such differences regarding the determination of such Adjustment Component for a period of thirty (30) days after Buyer’s receipt of the Dispute Notice. If Seller and Buyer resolve such differences, the Adjustment Component agreed to by the Parties shall be deemed to be the “Final Closing Designated Intercompany Accounts Amount,” “Final Closing Indebtedness” or “Final Closing Unpaid Company Transaction Expenses,” as applicable, and the Closing Adjustment Statement agreed to by the Parties shall be deemed to be the “Final Closing Adjustment Statement.”

(c)     If Seller and Buyer do not reach a final resolution on any Adjustment Component within thirty (30) days after Buyer’s receipt of the Dispute Notice, unless Seller and Buyer mutually agree to continue their efforts to resolve such differences, KPMG International or another “Big 4” accounting firm mutually agreed upon by Buyer and Seller (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by Seller and Buyer and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Seller, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of such Adjustment Component; and the Neutral Accountant shall be required to resolve the differences between Seller and Buyer and determine such Adjustment Component within twenty (20) Business Days after the completion of such presentations to the Neutral Accountant. The Closing Designated Intercompany Accounts Amount, Closing Indebtedness or Closing Unpaid Company Transaction Expenses, as applicable, determined by the Neutral Accountant shall be deemed to be the Final Closing Designated Intercompany Accounts Amount, Final Closing Indebtedness or Final Closing Unpaid Transaction Expenses, as applicable, and the Closing Adjustment Statement, as adjusted by the Neutral Accountant to reflect such determination, shall be deemed to be the Final Closing Adjustment Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d)     The Neutral Accountant shall not be authorized or permitted to:

(i)     determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Seller and

Buyer regarding the determination of any Adjustment Component in accordance with this Section 1.7;

(ii)      resolve any such differences by making an adjustment to the Closing Adjustment Statement that is outside of the range defined by amounts as finally proposed by Seller and Buyer; or

(iii)     apply any accounting methods, treatments, principles or procedures other than as described in Section 1.7.

(e)     Seller and Buyer shall each pay one half of the fees and expenses of the Neutral Accountant; provided, that if the Neutral Accountant determines that one Party has adopted a position or positions with respect to the Closing Adjustment Statement that is frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such Party and (ii) shall provide to the Parties a written explanation of its reasons for making such a determination and such determination shall be conclusive and binding on the Parties, absent fraud or manifest error.

(f)     The Parties agree that the procedure set forth in this Section 1.7 for resolving disputes with respect to any Adjustment Component shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g)     Failure of Seller to deliver a Dispute Notice within thirty (30) days after receiving the Closing Adjustment Statement shall constitute acceptance of each Adjustment Component set forth on the Closing Adjustment Statement, whereupon such Adjustment Component shall be deemed to be the Final Closing Designated Intercompany Accounts Amount, Final Closing Indebtedness or Final Closing Unpaid Company Transaction Expenses, as applicable, and the Closing Adjustment Statement shall be deemed to be the Final Closing Adjustment Statement. Delivery by Seller of a Dispute Notice shall constitute final and binding acceptance by Seller of all portions of the Closing Adjustment Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) If the Final U.S. Purchase Price is less than the Preliminary U.S. Purchase Price by more than $25,000, then Seller shall pay to Buyer an amount equal to the difference between the Preliminary U.S. Purchase Price and the Final U.S. Purchase Price. If the Final U.S. Purchase Price is more than the Preliminary U.S. Purchase Price by more than $25,000, then Buyer shall pay to Seller an amount equal to the difference between the Final U.S. Purchase Price and the Preliminary U.S. Purchase Price. Any payment pursuant to this Section 1.7(h) shall be made in cash, by wire transfer of immediately available funds, into one or more accounts designated by Buyer or Seller, as the case may be, within five (5) Business Days after the date on which the Final U.S. Purchase Price is determined pursuant to this Section 1.7.

1.8      Further Assurances.  At any time and from time to time after the Closing Date, as and when reasonably requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

1.9      FIRPTA Certificate.  Prior to the Closing, (i) Seller shall deliver to Buyer a certification, in the form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), that the Shares are not United States real property interests as defined in Section 897(c) of the Code, or (ii) Seller shall deliver to Buyer a certification, in the form and substance required under Treasury Regulation Section 1.1445-2(b) that Seller is not a foreign person. If Buyer does not receive the certification described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

1.10    Withholding.  Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold from any payments to be made hereunder any Taxes that it is required to deduct and withhold with respect to the making of such payments under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or such other recipient of payments hereunder in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by Seller or any other recipient of payments hereunder providing information or documentation to Buyer, Seller or such other recipient may provide such information in a timely fashion and avoid any such withholding. Buyer shall use reasonable efforts, prior to withholding any amount from any payment due to Seller, MSTR China or MSTR Poland hereunder, to provide Seller at least seven (7) days’ notice prior to the relevant payment date of its legal obligation to withhold and shall allow Seller to dispute, cure or mitigate the asserted withholding obligation within that timeframe to Buyer’s reasonable satisfaction; provided, however, that Buyer’s failure to provide such notice shall not cause Buyer to be in breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE COMPANY

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II or ARTICLE III, as applicable. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II or ARTICLE III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1      Organization and Qualification.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification, except for any such failures to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the Business as it is currently conducted and to own and use the properties now owned and used by it. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws, or other such governing documents, as applicable. Seller has delivered to Buyer correct and complete copies of the certificate of incorporation and by-laws for the Company. Seller has delivered to Buyer correct and complete copies of the minute books (containing the records of all meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and stock record books for the Company. For purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that would reasonably be expected to (i) be materially adverse to the business, financial condition or results of operations of the Company, or (ii) materially impair the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Company Material Adverse Effect” shall not include any adverse change, effect or circumstance to the extent resulting from or arising out of (A) the actions contemplated by the Parties pursuant to this Agreement, including any actions taken (or omitted to be taken) at the request of Buyer, (B) the negotiation, announcement, pendency, pursuit or performance of this Agreement or the transactions contemplated by this Agreement or noncompliance with the terms and conditions of this Agreement to which Buyer has consented, (C) changes in the industry of the Company or in markets generally which do not have a materially disproportionate effect on the Company relative to other entities similarly situated, (D) changes in national or international general economic, political, legal or regulatory conditions or changes in currency exchange rates which do not have a materially disproportionate effect on the Company relative to other entities similarly situated, (E) changes in generally accepted accounting principles as applied in the United States (“GAAP”), (F) changes in any law, statute, principle of common law, ordinance, code, rule, regulation or other requirement issued, enacted, promulgated or otherwise put into effect by any Governmental Entity which do not have a materially disproportionate effect on the Company relative to other entities similarly situated, or (G) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation.

(b)     Subsidiaries. The Company has no subsidiaries.

2.2     Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of 23,000,000 shares of Class A Common Stock, of which no shares are issued and outstanding, and 21,000,000 shares of Class B Common Stock, of which 16,714,786 shares are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and are owned of record by Seller. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Section 2.2 of the Disclosure Schedule sets forth a true, correct and complete list of Options as of the date hereof, including, with respect to each Option, (a) the name of the holder of such Option, (b) the number of shares of Class A Common Stock subject to such Option, and (c) the date of grant and the per share exercise price of such Option. As of prior to the Closing Date, each Option shall have been terminated, expired or been cancelled as provided in Section 1.2 of this Agreement, in each case without any liability on the part of Buyer or the Company. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements, puts, calls, rights to subscribe, rights of first refusal, preemptive rights or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Shares.

2.3      Noncontravention. Except as set forth on Section 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will:

(a)     conflict with or violate any provision of the certificate of incorporation or by-laws of the Company;

(b)     subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any national, state, local or foreign court, arbitrational tribunal, administrative entity, agency or commission or other governmental or regulatory entity, authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect;

(c)     conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Lien (other than a Permitted Lien) or any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness to which the Company is a party or by which the Company is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to result in a Company Material Adverse Effect;

(d)     result in the creation of any Lien (other than a Permitted Lien) upon the Shares or any of the Company’s assets; or

(e)     violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Company or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Company Material Adverse Effect.

As used in this Agreement, the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, charge, priority, other lien, or any agreement to give any of the foregoing (whether arising by contract or by operation of law) and the term “Permitted Lien” shall mean any (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (vii) liens arising solely by action of Buyer.

2.4     Financial Statements. Seller has provided to Buyer copies of the unaudited balance sheets of the Company as of December 31, 2011 and as of December 31, 2012, and the statements of operations of the Company for the fiscal year ended on December 31, 2011 and for the fiscal year ended on December 31, 2012 (collectively, the “Unaudited Financial Statements”). The balance sheet as of December 31, 2012 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, December 31, 2012, is referred to herein as the “Balance Sheet Date.” Except as set forth on the Disclosure Schedule, such Unaudited Financial Statements have been prepared in accordance with GAAP (except that the Unaudited Financial Statements do not contain footnote disclosure) and fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein.

2.5     Absence of Certain Changes. Except as contemplated by this Agreement (including those matters contemplated by Section 5.2 of this Agreement or listed on Schedule 5.2) and except as set forth on Section 2.5 of the Disclosure Schedule, since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Company, except for any adverse changes that would not reasonably be expected to result in a Company Material Adverse Effect. Except as contemplated by this Agreement (including those matters contemplated by Section 5.2 of this Agreement or listed on Schedule 5.2), and except as set forth on Section 2.5 of the Disclosure Schedule, since the Balance Sheet Date, the Company has not taken any of the following actions:

(a)     suffered any material damage, destruction or other casualty loss (whether or not covered by insurance or reinsurance) affecting the Business, property or assets of the Company;

(b)     sold, assigned or transferred any assets of the Company in a single transaction or series of related transactions in an amount in excess of $50,000, other than sales of products or services made in the ordinary course of business consistent with past practices;

(c)     changed the Company’s authorized or issued capital stock, or issued any securities convertible or exercisable into or exchangeable for any capital stock, or any warrants, options or other rights to acquire any capital stock;

(d)     declared or paid any dividends or made any distributions on the capital stock of the Company or redeemed or purchased any shares of capital stock or other equity securities of the Company (other than the making of payments to holders of Options pursuant to Section 1.2 that are fully funded by Seller) or made any payments, other than payments set forth on Section 2.5(d) of the Disclosure Schedule, from the Company to Seller or any of its affiliates of any kind, including without limitation any payments to reduce the Designated Intercompany Accounts Amount;

(e)     incurred any indebtedness for borrowed money, other than borrowings from Seller;

(f)     made any loans or advances to, or guarantees for the benefit of, any person (other than advances to employees for travel and business expenses incurred in the ordinary course of business consistent with past practices which do not exceed $10,000 in the aggregate);

(g)     except as required by law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Company (other than under agreements, if any, for which Buyer will not be obligated following the Closing) or increased benefits payable or potentially payable to any such director, officer or other employee of the Company under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases that are substantially consistent with the past practices of the Company, as applicable, or grants or increases for which Buyer will not be obligated following the Closing);

(h)     except in the ordinary course of business consistent with past practices, made any capital expenditures or commitments therefor with respect to the Company in an amount in excess of $100,000 in the aggregate;

(i)     acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

(j)     amended the certificate of incorporation or by-laws of the Company;

(k)     made any material changes to any insurance coverage or policies applicable to the Company or the Business;

(l)     amended the terms of any existing Company Benefit Plan, except (i) as required by law or (ii) in a manner substantially consistent with the past practices of the Business;

(m)    materially changed the accounting principles, methods or practices of the Company, except in each case to conform to changes in GAAP;

(n)     failed to timely pay when due, settled, or compromised any material Tax liability; failed to file any material Tax Return when due; or filed or amended any material Tax election other than in the ordinary course of business;

(o)     waived amounts owed to the Company by Seller or any of its subsidiaries or any of their respective affiliates (other than as contemplated by Section 1.5(b)); or

(p)     entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (o) of this Section 2.5.

2.6     Undisclosed Liabilities. The Company does not have any material liability, obligation or commitment of any nature whatsoever, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (c) performance obligations or commitments under contracts required to be performed in accordance with their terms, and (d) liabilities, obligations or commitments that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the extent that any material liability, obligation or commitment of any nature arises (i) following the date of this Agreement with respect to the subject matter of any representation or warranty that is made as of a specific date or (ii) from any fact, change, event, effect or circumstance that would have resulted in a breach of any representation or warranty in this Article II that is made to the “Company’s knowledge” or other words of similar meaning (a “Knowledge Qualifier”) but for the inclusion of such Knowledge Qualifier, such liability, obligation or commitment shall not be deemed a breach of this Section 2.6.

2.7     Tax Matters.

(a)     The Company has filed or has had filed on its behalf all income and other material Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group), and all such Tax Returns were correct and complete in all material respects. The Company has paid (or has paid on its behalf) all Taxes due and payable with respect to the Company whether or not shown on any such Tax Returns. All material Taxes owed by any Affiliated Group have been paid for each taxable period during which the Company was a member of the group. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, capital gains, sales, use, transfer, withholding, payroll, employment, franchise or other tax of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax imposed with respect to any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, or statements, including any schedule or attachment thereto, filed with or submitted to a Taxing Authority in connection with Taxes. “Affiliated Group” shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns. “Income Taxes” shall mean any Taxes imposed upon or measured by net income.

(b)     Except as set forth on Section 2.7(b) of the Disclosure Schedule, no examination, audit, investigation or other proceeding in respect of Taxes or of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, has been threatened. Neither the Company nor Seller has been notified in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.

(c)     The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which is Seller. The Company is not liable for the Taxes of any taxpayer other than Seller (and the members of Seller’s Affiliated Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract.

(d)     The Company has not engaged in a “listed transaction” as set forth in Section 6707A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation section 1.6011-4(b)(2).

(e)      The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)       There are no Liens for Taxes upon any property of the Company, except for Liens that are (i) Permitted Liens or (ii) disclosed on the Most Recent Consolidated Balance Sheet.

(g)      The Company (1) has not received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign law), in each case, that will affect the Company after the Closing and (2) is not a party to any Tax sharing or Tax indemnity agreement.

(h)      The Company is not a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes.

(i)       The Company, within the time and in the manner prescribed by law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign law).

(j)       The Company has properly been included as a member of the Affiliated Group of which Seller is the common parent. Seller is eligible to make a Section 338(h)(10) Election.

2.8      Tangible Personal Property. Except as set forth on Section 2.8 of the Disclosure Schedule, the Company has good title to, a valid leasehold interest in or a valid license to use, all of the material tangible personal property reflected on the Most Recent Balance Sheet (other than property sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practices since the date of the Most Recent Balance Sheet) or acquired, leased or licensed after the date of the Most Recent Balance Sheet, free and clear of all Liens (other than Permitted Liens).

2.9      Real Property.

(a)     The Company does not own any real property.

(b)     Section 2.9 of the Disclosure Schedule lists all real property leased or subleased by the Company (the “Leased Real Property”). The Company has made available to

Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein and none of the leases or subleases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. The Company does not use or occupy any real property other than the Leased Real Property. With respect to each such lease and sublease to which the Company is a party:

(i)       the lease or sublease is a valid, binding and enforceable obligation of the Company (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses);

(ii)      except as set forth on Section 2.9 of the Disclosure Schedule, the lease or sublease will continue to be valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses);

(iii)     neither the Company, nor to the Company’s knowledge, any other party to the lease or sublease, is in material breach or default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification or acceleration thereunder;

(iv)     the Company has not received any written notice of termination or cancellation of any such lease or sublease or written notice that the Company is in material default under any such lease or sublease; and

(v)     the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

2.10     Intellectual Property.

(a)      Section 2.10(a) of the Disclosure Schedule lists all patents, patent applications, trademark registrations and trademark applications, domain names, copyright applications and copyright registrations that are owned by the Company (the “Designated Intellectual Property”). The Company exclusively owns all right, title and interest in and to: (i) the Designated Intellectual Property; and (ii) except with respect to any software licensed by the Company pursuant to a written agreement, all copyrights and trade secrets embodied in the software used to deliver the Company’s products and services, in each case free and clear of all Liens. To the Company’s knowledge, the registrations and patents included in the Designated Intellectual Property are valid and enforceable.

(b)     The Company has not been named in any pending suit, action or proceeding which involves a claim of infringement, misappropriation, dilution or other violation of any valid patents, trade secrets, trademarks, trade names, service marks or copyrights of any third party, except as set forth in Section 2.10(b) of the Disclosure Schedule. The operation of the Business by the Company does not infringe or misappropriate any copyrights or trade secrets, or to the knowledge of the Company, any patents, trademarks, trade names, or service marks of any third party.

(c)     Other than non-exclusive rights and licenses granted (i) in the ordinary course of business in connection with the sale or license of products or services to customers, or (ii) pursuant to the agreements set forth in Section 2.10(c) of the Disclosure Schedule to Seller and its affiliates, the Company has not granted to any third party any license or right to the commercial use of any intellectual property rights of the Company.

(d)      The Company does not distribute or otherwise use any open source software in a manner that would obligate the Company to (i) disclose or distribute any Company products in source code form, (ii) license or otherwise make available any Company products on a royalty-free basis, (iii) grant any rights in intellectual property owned by the Company or (iv) grant rights to modify or reverse engineer any Company product.

(e)      The Company has not been named in any pending suit, action or proceeding alleging that the products of the Company or its other software, databases, systems, networks or Internet sites or information stored or contained therein or transmitted thereby contain material bugs or other material defects, or have materially malfunctioned or failed.

(f)       Except as set forth in Section 2.10(f) of the Disclosure Schedule, to the Company’s knowledge, the Company owns, or has the right to use pursuant to a license or otherwise, all intellectual property used in and necessary for the operation of the Business.

(g)      The Company has not received any written notices or complaints from any Governmental Entity challenging Company practices with respect to data protection or the handling of personal information.

(h)      The Company has not disclosed or delivered source code for any Company product to any customer of the Company (other than Seller and its affiliates).

2.11    Contracts.

(a)      Section 2.11 of the Disclosure Schedule lists all of the following contracts or agreements to which the Company is a party as of the date of this Agreement:

(i)       agreement for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $100,000;

(ii)      agreement for the purchase of products or services under which the Company either (x) has made payments in excess of $100,000 during the fiscal year ended on December 31, 2012 or (y) would reasonably be expected to make payments in excess of $100,000 during any subsequent fiscal year;

(iii)     agreement establishing a partnership, joint venture or similar arrangement;

(iv)     agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness of more than $100,000 or under which a Lien (other than Permitted Liens) has been imposed on any of the Company’s material assets, tangible or intangible;

(v)     agreement that prohibits the Company from freely engaging in business anywhere in the world, excluding any restrictions on the assignment of such agreement, to a competitor or otherwise, in connection with the transactions contemplated by this Agreement;

(vi)     agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $150,000 during the year ended December 31, 2012;

(vii)    severance, “stay pay” or termination agreement with any officer or other employee (other than agreements for which Buyer will not be obligated following the Closing);

(viii)   agreement for the sale of any assets or properties that involves a payment to be made to the Company or any affiliate thereof in excess of $100,000, other than agreements for the sale of goods and services in the ordinary course of business consistent with past practice;

(ix)     agreement for the acquisition of any operating business or the capital stock of any other person;

(x)      agreement for future capital expenditures in excess of $100,000;

(xi)     license agreement granting the Company rights to use any intellectual property owned by a third party (other than a license granted to the Company for commercially available software licensed on standard terms with a total replacement cost of less than $100,000);

(xii)    agreement with any U.S. federal Governmental Entity; and

(xiii)   agreement to provide access to source code for any Company products, or require source code for any Company products to be put into escrow for the benefit of, any Top Customer or, to the Company’s knowledge, any other customer (other than Seller or its affiliates).

(b)     The Company has made available to Buyer a correct and complete copy of each contract and agreement required to be listed on Section 2.11 of the Disclosure Schedule (the “Material Contracts”), together with all written modifications and written amendments, and summaries of any oral modifications or oral amendments, thereto materially changing the business terms thereof. Each Material Contract is a valid, binding and enforceable obligation of the Company and, to the Company’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses) as of the date hereof. As of the date hereof, there exists no material default of the Company or, to the Company’s knowledge, any other party thereto, and to the Company’s knowledge, no event has occurred that with or without due notice or lapse of time or both would constitute a material breach or material default under any such Material Contract.

2.12    Litigation.  Except as set forth on Section 2.12 of the Disclosure Schedule, as of the date of this Agreement, there are no, and since January 1, 2010 there have been no, (a) material judgments, orders, decrees, stipulations or injunctions of any Governmental Entity to which the Company is subject or (b) actions, suits or proceedings pending by or before any Governmental Entity to which the Company is a party. Except as set forth on Section 2.12 of the Disclosure Schedule, to the Company’s knowledge, no other action, suit or proceeding has been threatened in writing against the Company that would reasonably be expected to result in a Company Material Adverse Effect.

2.13    Labor Matters.  Except as set forth on Section 2.13 of the Disclosure Schedule, neither the Company, MSTR China, MSTR Poland nor, with respect to any employee of any of the foregoing entities, Seller or any of its affiliates, is a party to, or bound by, any collective bargaining agreement or similar labor agreement with a labor union, works council, or other employee representative. Except as set forth on Section 2.13 of the Disclosure Schedule, neither the Company, MSTR China, MSTR Poland nor, with respect to any employee of the foregoing entities, Seller or any of its affiliates, has experienced since January 1, 2012, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

2.14    Employee Benefits.

(a)     Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company (the “Company Benefit Plans”) or, with respect to the Business, by Seller or any ERISA Affiliate for the benefit of, the Company’s Employees (the “Seller Benefit Plans,” and together with the Company Benefit Plans that are material to the Business (the “U.S. Business Benefit Plans”), identified separately. Section 2.14 of the Disclosure Schedule separately identifies each Employee Benefit Plan in which the PRC Employees or the Poland Employees participate (the “Foreign Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), in each case which includes the Company.

(b)     Since January 1, 2010, with respect to the Employees, each U.S. Business Benefit Plan and, with respect to the PRC Employees and Poland Employees, each Foreign Benefit Plan has been administered materially in accordance with its terms and the Company, Seller, MSTR China or MSTR Poland, as applicable, have met their material obligations with respect to such U.S. Business Benefit Plan or Foreign Benefit Plan. The U.S. Business Benefit Plans and the Company’s participation thereunder are in material compliance with ERISA and the Code, to the extent applicable. The U.S. Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such U.S. Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. Neither the Company nor any ERISA Affiliate is a party to, contributes or is obligated to contribute to, or has any liability with respect to, any Multiemployer Plan or to any Pension Plan covered by Title IV of ERISA. No post-employment welfare benefits cover employees of the Company other than health coverage required to be continued under Section 4980B of the Code or other applicable laws.

(c)     With respect to each U.S. Business Benefit Plan, Seller has made available to Buyer, true and complete copies of, to the extent applicable: (i) each plan document (or, if not written, a written summary of its material terms) any proposed amendments, (ii) all summary plan descriptions, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto, (iv) the most recent determination letter or opinion letter, if any issued by the United States Internal Revenue Service (the “IRS”) and any pending request for such a letter, (v) any material correspondence with any Governmental Entity and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.

(d)      There are no pending or, to the Company’s knowledge, threatened, actions, suits or claims with respect to any U.S. Business Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such U.S. Business Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries.

(e)      There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by the IRS, Department of Labor, or other Governmental Entity with respect to any U.S. Business Benefit Plan.

(f)      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or with the passage of time) will (i) result in any payment becoming due to any current or former employee or director of the Company, (ii) increase any benefits under any U.S. Business Benefit Plan (other than with respect to Options under Section 1.2), (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any U.S. Business Benefit

Plan, or (iv) result in any payment or benefit that will or may be made that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

 (g)      The Company does not have any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Company (each, a “Contingent Worker”).

 (h)      Each U.S. Business Benefit Plan (to the extent applicable to the Company) and employment agreement with the Company that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.

2.15    Legal Compliance.

 (a)     Except as set forth on Section 2.15 of the Disclosure Schedule, the Company is, and since January 1, 2010 has been, in compliance with all applicable laws of any Governmental Entity, except where the failure to comply therewith would not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Section 2.15 of the Disclosure Schedule, the Company has not received written notice from any Governmental Entity of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply, and to the Company’s knowledge, none of the foregoing is pending.

 (b)     Neither the Company nor any of the Company’s directors or executive officers or, to the knowledge of the Company, any of its employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining Company business for or with, or directing Company business to, any person. Neither the Company nor any of its directors or executive officers or, to the knowledge of the Company, any of its employees or agents, have made, authorized, or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law.

 (c)     To the Company’s knowledge, the Company is conducting, and has conducted since January 1, 2010, its export transactions in accordance in all material respects with all applicable U.S. export and re-export control laws and, to the Company’s knowledge, all other applicable import/export controls in other countries in which the Company conducts business. The Company has no prohibited customer, supplier or distributor relationship with, nor is it a party to any prohibited agreement with, nor does it otherwise have any prohibited dealings under applicable law with, any person (i) organized or domiciled in Cuba, Iran, North Korea, Sudan or Syria (including any Governmental Entity of any such country) or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury.

2.16    Permits.  The Company owns, holds or possesses all material permits, licenses, franchises or authorizations from any Governmental Entity (collectively, the “Permits”) that are necessary to entitle the Company to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted. To the Company’s knowledge, (a) the Company is not in violation of or default under any Permits, (b) all Permits are in full force and effect and (c) no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in either case, for any violation, default, revocation, termination or renewal that would not reasonably be expected to result in a Company Material Adverse Effect.

2.17    Business Relationships with Affiliates.  Section 2.17 of the Disclosure Schedule lists any agreements whereby any executive officer, director or affiliate of the Company or Seller directly or indirectly (a) owns any property or right, tangible or intangible, which is used in or material to the Company or the Business, (b) has any material claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Except as set forth on Section 2.17 of the Disclosure Schedule, to the Company’s knowledge, neither Seller nor any of its subsidiaries (i) has any material direct or indirect interest in any entity that does business with the Company or (ii) has any contractual relationship with the Company.

2.18    Sufficiency of Assets.  At the Closing, except as set forth on Section 2.18 of the Disclosure Schedule, to the Company’s knowledge, the material assets of the Company (including the valid leasehold interests and licenses of the Company), together with the services to be provided to the Company pursuant to the Transition Services Agreement, (i) constitute the material assets and services used by the Company in operating the Business and (ii) shall constitute all of the material assets necessary to enable the Company to operate the Business after the Closing in substantially the same manner as the Company operated the Business prior to the Closing; provided, however, that the Company will need to replace the services provided to the Company pursuant to the Transition Services Agreement after the termination or expiration of any such services; and, provided further, that the foregoing does not and is not intended to make any representation or warranty with regard to any infringement of intellectual property rights, which are the subject of the representations set forth in Section 2.10(a) and Section 2.10(b).

2.19    Customers.

 (a)     Section 2.19(a) of the Disclosure Schedule sets forth, a true and complete list of the ten (10) largest customers of the Company, determined by dollar volume of sales, for each of the fiscal years ended December 31, 2011 and December 31, 2012 (collectively, the “Top Customers”).

 (b)     Except as set forth on Section 2.19(b) of the Disclosure Schedule, as of the date hereof, the Company has no knowledge of (i) any termination or cancellation or threatened termination or cancellation, or any material modification of the business relationship between the Company and any Top Customer or (ii) any intent by any Top Customer to materially modify, whether in connection with the transactions contemplated by this Agreement or otherwise, the business relationship between the Company and such Top Customer.

2.20    Brokers.  Except for the fees that may be payable to Evercore Group L.L.C., the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Correct and complete copies of all agreements between the Company and Evercore Group L.L.C. concerning this Agreement and the transactions contemplated hereby have been previously provided to Buyer (provided that certain provisions in such agreements related to fees and expenses payable in connection with the transactions contemplated by this Agreement have been redacted).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule.

3.1      Valid Title.  Seller owns of record and beneficially all of the Shares, and immediately prior to the Closing, Seller shall have, and at the Closing Seller shall deliver, good title to the Shares free and clear of any Liens (other than any Liens arising solely by action of Buyer), other than applicable federal and state securities law restrictions. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act, of the Shares.

3.2      Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

3.3      Noncontravention.  Except as set forth on Section 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will:

(a)      conflict with or violate any provision of the certificate of incorporation or by-laws of Seller;

(b)      subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect;

(c)      conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party a right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Lien (other than a Permitted Lien) or any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness to which Seller is a party or by which Seller is bound or to which any of the Shares are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to result in a Company Material Adverse Effect; or

(d)      violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of the Shares, except for any violation that would not reasonably be expected to result in a Company Material Adverse Effect.

3.4      Broker’s Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5      Litigation.  There are no actions, suits or proceedings pending against, or, to the Company’s knowledge, threatened in writing against, Seller which would materially adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date that:

4.1      Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer is not in default under or in violation of any provision of its certificate of incorporation or by-laws, or other such governing documents, as applicable.

4.2      Authorization of Transaction.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

4.3      Noncontravention.  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

 (a)     conflict with or violate any provision of the charter, bylaws or other organizational documents of Buyer;

 (b)     subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the assets, business, financial condition or results of operations of Buyer or on the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

 (c)     conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien (other than Permitted Liens) to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

 (d)     violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

4.4      Broker’s Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5      Litigation.  There are no actions, suits, claims or legal, administrative or arbitral proceedings pending against, or, to Buyer’s knowledge, threatened in writing against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.6      Investment Intent.  Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be sold, transferred or otherwise disposed of without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares and (b) it has had the opportunity to conduct an independent due diligence review, analysis and evaluation of the Company, its assets and the Business.

4.7      Financing.  Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including payment to Seller of the Purchase Price at the Closing.

ARTICLE V

PRE-CLOSING COVENANTS

5.1      Efforts.  Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, and Seller shall use commercially reasonable efforts to obtain the third party consents listed on Section 2.3 of the Disclosure Schedule as may be reasonably requested by Buyer. Buyer shall bear any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations. Without limiting the generality of the foregoing, (a) each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, and (b) with respect to the real property sublease identified on Section 2.9 of the Disclosure Schedule (the “Tysons Corner Lease”), Buyer shall use commercially reasonable efforts (i) cooperate with Seller in its efforts to obtain a landlord or sublandlord consent to the assignment or sublease of such sublease to Buyer (to the extent any such consent is deemed necessary or appropriate by Seller), and (ii) take such steps as are necessary and appropriate to become a substitute guarantor under the terms of the Tysons Corner Lease; provided, that, with respect to clause (ii), in the event the sublandlord does not accept Buyer as a substitute guarantor under the terms of the Tysons Corner Lease, Buyer shall provide Seller, at Seller’s sole discretion, either (A) a letter of credit for an amount equal to two times the aggregate amount of Monthly Base Rent and Additional Rent (as defined in the Tysons Corner Lease) due pursuant to the Tysons Corner Lease during the period from the Closing to the termination date of the Tysons Corner Lease or (B) a back-up guaranty with respect to the obligations guaranteed by Seller pursuant to the Tysons Corner Lease, which letter of credit or back-up guaranty, as the case may be, may be drawn upon or enforced by Seller in the event that such sublandlord exercises its rights with respect to Seller’s guaranty. Any letter of credit or back-up guaranty delivered pursuant to this

Section 5.1 shall remain in full force and effect for so long as Seller’s guaranty with respect to the Tysons Corner Lease remains in effect.

5.2      Operation of Business.

 (a)     Except (x) as contemplated by this Agreement, (y) as set forth on Schedule 5.2, or (z) with the prior written consent of Buyer (with Buyer agreeing to respond promptly to any such request for consent), during the period from the date of this Agreement until the Closing Date, Seller shall cause the Company to:

 (i)       conduct the operations of the Business in the ordinary course; and

 (ii)      use its commercially reasonable efforts to substantially preserve the present business relationships with customers, suppliers, licensors, licensees and workforce of the Company.

 (b)     Except (x) as contemplated by this Agreement, (y) as set forth on Schedule 5.2, or (z) with the prior written consent of Buyer (with Buyer agreeing to respond promptly to any such request for consent), during the period from the date of this Agreement until the Closing Date, Seller shall cause the Company not to:

 (i)       issue, sell or redeem any shares of the Company’s capital stock or other equity interests;

 (ii)      issue, sell or redeem any securities convertible or exchangeable into, or options with respect to, warrants to purchase, or other rights to acquire any shares of the Company’s capital stock or other equity interests;

 (iii)     effect any recapitalization, reclassification stock dividend, stock split or like change in the capitalization of the Company;

 (iv)     declare or pay any non-cash dividend or make any non-cash distribution in respect of any capital stock of the Company;

 (v)      adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

 (vi)     enter into any agreement to acquire any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

 (vii)     divest, sell, transfer, lease, license, mortgage, pledge or otherwise dispose of, or encumber any material asset of the Company, other than the sales of products or services in the ordinary course of business consistent with past practices;

 (viii)   incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, other than in the ordinary course of business consistent with past practices;

(ix)     subject to any material Lien any of the properties or assets (whether tangible or intangible) of the Company (except for Permitted Liens);

(x)      amend or modify the certificate of incorporation or by-laws of the Company;

(xi)     change the accounting principles, methods or practices of the Company, except in each case to conform to changes in GAAP;

(xii)     fail to maintain insurance coverage with respect to the Company materially equivalent to the insurance coverage in effect as of the date of this Agreement;

(xiii)   settle any action, suit or proceeding for an amount in excess of $500,000 or which would involve a non-monetary remedy that is material to the Company or the Business;

(xiv)   except as required by law or by agreements, plans, or arrangements existing on the date hereof as set forth on Schedule 5.2(a), (A) make any changes in wages, salary or other compensation or benefits of any director, employee, agent or consultant of the Company, or any employee of MSTR China or MSTR Poland who is a PRC Employee or Poland Employee, respectively, except in the ordinary course of business, (B) adopt, enter into, amend, modify or terminate, or take any action to accelerate the funding, vesting or payment of any compensation or benefit under, any Company Benefit Plan, except as contemplated by this Agreement or in the ordinary course of business, (C) provide for the grant of any equity-based compensation awards, (D) grant any severance, change of control, retention, or termination pay to, or enter into, or amend or modify, any employment, severance, change of control, retention or termination agreement or arrangement with, any director or employee of the Company, or any employee of MSTR China or MSTR Poland who is a PRC Employee or Poland Employee, respectively, or (E) terminate the employment of any employee of the Company, or any employee of MSTR China or MSTR Poland who is a PRC Employee or Poland Employee, respectively, whose base salary for 2012 exceeded $150,000 other than for cause;

(xv)     (A) fail to timely pay when due, settle, or compromise any material Tax liability, (B) fail to file any material Tax Return when due or (C) file or amend any material Tax election other than in the ordinary course of business;

(xvi)   enter into any new agreement that would have been a Material Contract if it had existed on the date hereof;

(xvii)   declare or pay any cash dividends or make any distributions on the capital stock of the Company or redeem or purchase any shares of capital stock or other equity securities of the Company (other than payments to holders of Options pursuant to Section 1.2 that are funded in full by Seller) or make any payments from the Company to Seller or any of its affiliates of any kind, including without limitation any payments to reduce the amount outstanding under the Designated Intercompany Accounts Amount;

(xviii)  waive amounts owed to the Company by Seller or any of its subsidiaries or any of their respective affiliates (other than as contemplated by Section 1.5(b)); or

 (xix)   authorize or commit or agree to do, anything prohibited by this Section 5.2.

5.3      Access.

 (a)      Subject to compliance with applicable laws and regulations, and contractual obligations of the Company regarding the confidential or proprietary information of third parties, Seller shall cause the Company to permit the representatives of Buyer listed on Schedule 5.3(a) to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Company or other businesses of the Company or its affiliates) to the Company’s premises, properties, financial and accounting records, contracts, and other records and documents, for reasonable business purposes. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the Company’s employees, customers and suppliers or any of their respective affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller, which consent shall not be unreasonably withheld.

 (b)      Upon request of Buyer, Seller shall use commercially reasonable efforts to take, and cause the Company to take, all actions and to do all things necessary or desirable to allow Buyer to engage Grant Thornton LLP (“Grant Thornton”) or other independent public accountants of recognized national standing, on terms and conditions (including scope of engagement) and including any appropriate and reasonable conflict waivers and representation letters, in each case mutually agreeable to Buyer, Seller and Grant Thornton, to produce an unqualified opinion on the audited balance sheet of the Company as of December 31, 2011 and December 31, 2012 and the related statements of operations and cash flows and accompanying notes of the Company for the fiscal years ended December 31, 2011 and December 31, 2012 (the “2011 and 2012 Audited Financial Statements”), including promptly providing Grant Thornton (i) with all information relating to the Company to the extent reasonably required for Grant Thornton to prepare the 2011 and 2012 Audited Financial Statements, and (ii) with all reasonable access to the Company, its financial management, including the financial directors of the Company and any accountant’s work papers, and their books, accounts and records, during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business. Buyer shall (x) bear all costs and expenses of Grant Thornton incurred in connection with the preparation of the 2011 and 2012 Audited Financial Statements, (y) promptly, upon request by Seller, reimburse Seller for all out-of-pocket third party costs and expenses incurred by Seller (or, prior to the Closing, the Company) in connection with this Section 5.3(b) and (z) indemnify and hold harmless Seller and its affiliates from and against any and all out-of-pocket third party costs and expenses incurred by them in connection with this Section 5.3(b).

 (c)      Buyer acknowledges that it remains bound by the nondisclosure agreement, dated September 27, 2012, previously entered into between Buyer and the Company (the “Confidentiality Agreement”).

5.4      Resignations.  Seller shall cause individuals serving as directors or executive officers of the Company to resign or be removed or terminated from the board of directors of the

Company and from all positions as executive officers of the Company effective upon the Closing.

5.5      Termination of Affiliate Agreements.  On or prior to the Closing, Seller shall, and shall cause the Company to, terminate all agreements, arrangements, commitments or liabilities with Seller and its affiliates, except for those listed in Schedule 5.5, in a manner and on such terms that shall not require any party thereto to make any termination or indemnity payments after the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1      Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

 (a)     the representations and warranties of Seller set forth in ARTICLE II and ARTICLE III (other than those in Section 2.2 (except as set forth in the fourth sentence thereof) and in Section 3.1 and Section 3.2 (the “Excluded Representations”)), disregarding all Company Material Adverse Effect or other materiality qualifiers therein, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made as of the Closing Date, except (i) for changes consented to by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Company Material Adverse Effect;

 (b)     Excluded Representations shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made as of the Closing Date, except for changes consented to by Buyer;

 (c)     Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

 (d)     no Company Material Adverse Effect shall have occurred and be continuing as of the Closing;

 (e)     Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a), (b), (c) and (d) of this Section 6.1 have been satisfied;

 (f)     no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

 (g)     Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.4(b);

 (h)     all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

 (i)      Buyer shall have received such other customary certificates with respect to the Company and Seller as it shall reasonably request in connection with the Closing.

6.2      Conditions to Obligations of Seller.  The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

 (a)     the representations and warranties of Buyer set forth in ARTICLE IV (other than those in Section 4.2 (the “Buyer Excluded Representations”)), disregarding all Buyer Material Adverse Effect or other materiality qualifiers therein, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made as of the Closing Date except (i) for changes consented to by Seller, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

 (b)     Buyer Excluded Representations shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made as of the Closing Date, except for changes consented to by Seller;

 (c)     Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

 (d)     Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (a), (b) and (c) of this Section 6.2 is satisfied in all respects;

 (e)     no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

 (f)     Seller shall have received all of the items required to be delivered to it pursuant to Section 1.4(b);

(g)     all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

 (h) Seller shall have received such other customary certificates with respect to Buyer as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1      Indemnification by Seller.  Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred or suffered by Buyer or any affiliate thereof to the extent resulting from:

 (a)     any breach of any representation or warranty with respect to the Company contained in ARTICLE II of this Agreement, or any breach of any representation or warranty with respect to Seller contained in ARTICLE III of this Agreement (with the extent of any such Damages, but not the occurrence of any such breach, being determined without regard, for purposes of this clause (a), to any qualifications as to materiality, Company Material Adverse Effect or any correlative terms); or

 (b)     any failure to perform any covenant or agreement of Seller contained in this Agreement.

7.2      Indemnification by Buyer.  Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages incurred or suffered by Seller or any affiliate thereof to the extent resulting from:

 (a)     any breach of any representation or warranty with respect to Buyer contained in ARTICLE IV of this Agreement (with the extent of any such Damages, but not the occurrence of any such breach, being determined without regard, for purposes of this clause (a), to any qualifications as to materiality, Buyer Material Adverse Effect or any correlative terms); or

 (b)     any failure to perform any covenant or agreement of Buyer contained in this Agreement.

7.3      Claims for Indemnification.

 (a)     Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A Party entitled to indemnification under this ARTICLE VII (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the defense of any third-party suit, action or proceeding has been materially harmed or prejudiced by the Indemnified Party’s delay or failure to give such notice. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall only be permitted to assume such defense so long as (i) such Third Party Claim does not involve criminal or quasi criminal allegations and involves only monetary damages and does not seek an injunction or other equitable relief (other than in connection with a claim of infringement of third party intellectual property made in conjunction with a demand for monetary damages arising from infringement prior to the Closing), (ii) the aggregate amount claimed pursuant to such Third Party Claim does not exceed two times (2X) the then-remaining amount for which the Indemnifying Party may be liable following the application of the limitations in Section 7.5(b), and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that (A) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (C) there is a significant probability that an action, suit, proceeding or claim would materially and adversely affect the Indemnified Party other than with respect to monetary damages for which it would be entitled to indemnification under this Agreement, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     Procedure for Other Claims.  An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages; provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party with a Claim Notice shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Damages for which the Indemnifying Party may be liable have been increased as a direct result of the Indemnified Party’s delay or failure to give such notice, in which case the

Indemnifying Party shall be relieved from liability for such incremental Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.13.

7.4      Survival.

 (a)     The representations and warranties of Seller and Buyer set forth in this Agreement shall survive the Closing for a period of fifteen (15) months, except as otherwise set forth in this Section 7.4. All such representations and warranties shall expire fifteen (15) months after the Closing Date, except for (i) the representations and warranties of Seller with respect to the Company contained in Sections 2.1, 2.2 and 2.20, of Seller with respect to itself contained in Sections 3.1, 3.2 and 3.4, and of Buyer contained in Section 4.1 and Section 4.2, which shall survive the Closing indefinitely, and (ii) the representations and warranties of Seller with respect to the Company contained in Section 2.7, which shall survive until 30 days after the expiration of the applicable statute of limitations.

 (b)     (i) The covenants and other agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall survive the Closing for a period of fifteen (15) months, and (ii) the covenants and other agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive until 90 days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith.

 (c)     No Party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof.

 (d)     Any valid claim that is properly asserted in writing pursuant to Section 7.3 prior to the expiration as provided in Section 7.4(a) or Section 7.4(b) of the representation, warranty, covenant or agreement that is the basis for such claim shall survive until such claim is finally resolved and satisfied.

 (e)     Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to indemnification under this ARTICLE VII with respect to any Development disclosed to Buyer in an update to the Disclosure Schedule pursuant to Section 10.3(b).

7.5      Limitations.

 (a)     Subject to Section 11.12 and except with respect to claims made pursuant to ARTICLE IX, from and after the Closing, the rights of the Indemnified Parties under this ARTICLE VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement (other than claims based upon fraud or, with respect to Seller, a Knowing Misrepresentation). Subject to Section 11.12, from and after the Closing, the rights of the Parties under ARTICLE IX shall be the sole and exclusive remedy of the Parties with respect to the subject matter of ARTICLE IX (other than claims based upon fraud or, with respect to Seller, a Knowing Misrepresentation). Without limiting the generality of the foregoing two sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

 (b)     Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims (i) based upon fraud or, with respect to Seller, a Knowing Misrepresentation or (ii) made pursuant to ARTICLE IX, each of the following four limitations shall apply:

 (i)       the aggregate liability of Seller for all Damages under Section 7.1(a) (other than with respect to Excluded Representations) shall not exceed in the aggregate an amount equal to $11,000,000 and the aggregate liability of Seller for all Damages under this ARTICLE VII shall not exceed in the aggregate an amount equal to $110,000,000;

 (ii)      no individual claim or series of claims related to a single event for indemnification under Section 7.1(a) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000;

 (iii)   Seller shall be liable under Section 7.1(a) for only that portion of the aggregate Damages that exceeds $1,100,000 (it being understood that Seller shall not be liable, in any event, for the first $1,100,000 of said Damages under Section 7.1(a)); and

 (iv)     Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Purchase Price has been adjusted to reflect such matter pursuant to Section 1.7, and the amount of any Damages for which indemnification is provided under this ARTICLE VII, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Adjustment Statement relating thereto.

 (c)     In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this ARTICLE VII that are (i) consequential, diminutions in value, special, punitive, in the nature of lost profits or otherwise not actual Damages, except to the extent any of the foregoing is payable to an unaffiliated third party, or (ii) contingent, unless and until such Damages are actual and mature. Buyer shall (and shall cause the Company and Buyer’s and the Company’s affiliates to) use commercially reasonable efforts to minimize the Damages for which indemnification is provided to Buyer by Seller under ARTICLE VII.

 (d)     The amount of any Damages for which indemnification is provided under this ARTICLE VII shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and each of Buyer, Seller and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VII with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VII.

 (e)     For purposes of this Agreement “Knowing Misrepresentation” shall mean a misrepresentation by Seller under this Agreement where: (i) such misrepresentation is material; (ii) such misrepresentation is knowing and willful; and (iii) one or more of the persons listed on Schedule 10.3(a), without any obligation of investigation, had actual knowledge, at the time of such misrepresentation, (A) that Seller was making a misrepresentation and (B) of the consequences of such misrepresentation under this Agreement.

7.6      Waiver, Release and Discharge.  Seller does hereby unconditionally and irrevocably release, waive and forever discharge, as of the Closing Date, the Company and, solely in each person’s capacity as such, each of its past and present directors, officers, employees, agents and insurers (the “Company Released Parties”), from any and all Liabilities to Seller of any kind or nature whatsoever, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing Date (with the exception of any obligations of the Company Released Parties pursuant to this Agreement and the other agreements contemplated hereby), arising out of or relating to (i) Seller’s capacity as a current or former stockholder of the Company, (ii) any rights of indemnification or contribution, whether pursuant to the Company Released Parties’ certificate of incorporation, bylaws, contracts, applicable law or otherwise or (iii) any contract, agreement or other arrangement (except this Agreement, the agreements set forth on Schedule 5.5 and the other agreements contemplated hereby and thereby and, with respect to any employees of the Company, any agreements or arrangements solely to the extent applicable to the business of Seller or any of its affiliates other than the Company) entered into or established prior to the Closing Date, including any stockholders, indemnification or contribution agreements (with the effect that any Liability or obligation of the Company under any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement and without regard to any notice requirement thereunder, is hereby terminated in its entirety). Seller understands and agrees that, other than with respect to obligations of the Company Released Parties arising under this Agreement and the other agreements contemplated hereby, this is a full and final general release of all Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company or, solely in each such person’s capacity as a past or present director, officer, employee, agent or insurer of the Company, any other Company Released Party on or prior to the Closing Date.

7.7      Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final U.S. Purchase Price, including for Tax purposes to the extent permitted by law.

ARTICLE VIII

TERMINATION

8.1       Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing as provided below:

 (a)     The Parties may terminate this Agreement by mutual written consent;

 (b)     Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 6.1 have become incapable of fulfillment;

 (c)     Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 6.2 have become incapable of fulfillment;

 (d)     Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before 12:00 noon, Eastern Time, on July 18, 2013 by reason of the failure of any condition precedent under Section 6.1 or Section 6.2; and

 (e)     Buyer may terminate this Agreement by giving written notice to Seller within fifteen (15) days following delivery to Buyer of an update to the Disclosure Schedule pursuant to Section 10.3(b);

provided, however, that no Party may terminate this Agreement pursuant to clauses (b) through (d) if such Party is in material breach of any of its agreements or covenants contained in this Agreement.

8.2      Effect of Termination.

 (a)      Except as set forth in Section 8.2(b), if any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

 (b)     Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

ARTICLE IX

TAX MATTERS

9.1      Preparation and Filing of Tax Returns; Payment of Taxes.

 (a)     Seller shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for any Affiliated Group of which the Company is a member and include the income of the Company for all taxable periods through the Closing Date on such returns, (ii) all Tax Returns for any Income Taxes of the Company (excluding any Tax Returns described in clause (i) of this Section 9.1(a)) for all taxable periods that end on or before the Closing Date, and (iii) all other Tax Returns of the Company required to be filed (taking into account extensions) prior to the Closing Date. All such Tax Returns, to the extent related to the operations of the Company, shall be prepared consistent with past practice. Seller shall provide Buyer with a copy of each proposed Tax Return described in clause (ii) of this Section 9.1(a) to be filed after the Closing Date (and any such additional information regarding such Tax Return as may be reasonably requested by Buyer) a reasonable period of time prior to the filing of such Tax Return for review and comment and Seller shall prepare such Tax Returns consistent with any comments of Buyer. Seller shall make all payments required with respect to any such Tax Returns, and Buyer shall promptly reimburse Seller for the amount of any such Taxes paid by Seller to the extent such Taxes are attributable (as determined under Section 9.3) to periods following the Closing Date.

 (b)     Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company. Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that Seller shall promptly reimburse Buyer to the extent any payment Buyer is required to make relates to the operations of the Company for any period ending (or deemed pursuant to Section 9.3(b) to end) on or before the Closing Date.

 (c)     Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, unless otherwise required by applicable law. Buyer shall provide Seller with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Seller) at least fifteen (15) days prior to the filing of such Tax Return for review and comment. Buyer shall prepare such Tax Returns consistent with any comments reasonably requested by Seller.

 (d)     Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. Buyer will file all necessary Tax Returns and other documentation with respect to all such taxes, fees and charges, and if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation to the extent necessary. Buyer shall provide Seller with a reasonable opportunity to review and comment on any such proposed Tax Returns or other documentation to be executed by Seller, and Buyer shall prepare such Tax Returns or other documentation consistent with any comments of Seller.

 (e)     Any Tax sharing agreement between the Company and Seller shall be terminated as of the Closing Date and shall have no further effect for any taxable period.

9.2      Tax Indemnification.

 (a)     Seller shall indemnify and hold harmless Buyer, the Company, and any successors thereto or affiliates thereof in respect of and against (x) Damages resulting from a breach of any representation contained in Section 2.7, (y) the failure to perform any covenant or agreement of Seller set forth in this ARTICLE IX, and (z) without duplication, the following Taxes:

 (i)       any Taxes due and payable by the Company for any taxable period ending (or deemed pursuant to Section 9.3(b) to end) on or before the Closing Date;

 (ii)      any Taxes imposed on the Company pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax laws as a result of the Company having been a member of an Affiliated Group prior to the Closing;

 (iii)     any Taxes for which the Company has any liability as a transferee or successor or pursuant to any contractual obligation, which Tax is related to the operations of the Company on or prior to the Closing Date or to an event or transaction occurring before the Closing; and

 (iv)     any Taxes payable by the Company attributable to the making of a Section 338(h)(10) Election.

 (b)     Buyer shall indemnify and hold harmless the Company and Seller in respect of and against (x) the failure to perform any covenant or agreement of Buyer set forth in this ARTICLE IX and (y) without duplication, the following Taxes:

 (i)       any Taxes due and payable by the Company for any taxable period beginning (or deemed pursuant to Section 9.3(b) to begin) after the Closing Date;

 (ii)      any Taxes attributable to acts or transactions of the Company occurring on the Closing Date but after the Closing and not in the ordinary course of business (other than Taxes payable by the Company attributable the making of a Section 338(h)(10) Election); and

 (iii)     any Taxes for which Buyer is responsible pursuant to Section 9.1(d).

9.3      Allocation of Certain Taxes.

 (a)     Buyer and Seller agree that if the Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Seller shall treat such day as the last day of a taxable period. Buyer and Seller agree that they will treat the Company as if it ceased to be part of the Affiliated Group as of the close of business on the Closing Date.

 (b)     The Taxes for a taxable period beginning before and ending after the Closing Date shall be allocated to the pre-Closing and post-Closing period as set forth in this Section 9.3(b). The Taxes allocable to the portion of such taxable period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. Any remaining Taxes for such a taxable period shall be allocable to the portion of such taxable period beginning on the day after the Closing Date. For purposes of the provisions of this ARTICLE IX, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 9.3(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

 (c)     Transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Company (other than the making of a Section 338(h)(10) Election) shall be considered to be attributable to the period that commences on the day following the Closing Date. Buyer agrees to report and to cause to be reported all transactions not in the ordinary course of business occurring on the Closing Date but after the Closing (other than the making of a Section 338(h)(10) Election) as occurring at the beginning of the following day to the extent permitted by the next day rule under Treasury Regulation Section 1.1502-76(b)(1)(B).

 (d)     Neither Buyer nor the Company shall make an election pursuant to Treasury Regulation Section 1.1502-76(b)(2) to allocate items for the year including the Closing Date ratably between the period ending on the Closing Date and the period beginning on the day after the Closing Date.

 (e)     For the avoidance of doubt, any and all deductions attributable to payments to holders of Options pursuant to Section 1.2 of this Agreement and costs and expenses and all payroll, employment and other Taxes of the Company resulting from such payment to holders of Options (including legal or other advisor fees and expenses) incurred by the Company or Seller in connection with this Agreement and the transactions contemplated hereby shall be allocable to the taxable period ending (or deemed pursuant to Section 9.3(b) to end) on the Closing Date.

9.4      Refunds and Carrybacks.

 (a)     Seller shall be entitled to any and all refunds (including any interest paid thereon) or credits of Taxes of the Company attributable to taxable periods ending (or deemed pursuant to Section 9.3(b) to end) on or before the Closing Date. Buyer and its affiliates shall cooperate with Seller in obtaining any refund to which Seller is entitled under this Section 9.4(a).

 (b)     Buyer and/or its affiliates, as the case may be, shall be entitled to any and all refunds (including any interest paid thereon) or credits of Taxes of the Company attributable to taxable periods beginning (or deemed pursuant to Section 9.3(b) to begin) after the Closing Date. Seller shall cooperate with Buyer and its affiliates in obtaining any refund to which Buyer or its affiliates are entitled under this Section 9.4(a).

(c)     Buyer shall promptly forward to or reimburse Seller for any and all refunds (including any interest paid thereon) or credits due to Seller after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer for any and all refunds (including any interest paid thereon) or credits due to Buyer after receipt thereof.

9.5      Cooperation on Tax Matters; Tax Audits.

 (a)     Buyer and Seller and their respective affiliates shall use commercially reasonable efforts to cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information and in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party possesses. Buyer and Seller and their respective affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

 (b)     Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date; provided, that, if such settlement would materially adversely affect the Company after the Closing Date, Seller shall consult with Buyer with respect to the resolution of any such issue, and not settle any such issue without the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed). Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes of the Company; provided, that, with respect to (i) any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause Seller to become obligated to make any payment pursuant to ARTICLE VII or this ARTICLE IX, Buyer shall consult with Seller with respect to the resolution of any issue that would affect Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of Seller. Where consent to a settlement is withheld by Seller pursuant to this Section, Seller may continue or initiate any further proceedings at its own expense, provided, that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had Seller not withheld its consent.

9.6      Section 338(h)(10) Election.

 (a)     The Company and Seller will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to the purchase of the Shares hereunder (a “Section 338(h)(10) Election”). Buyer and Seller shall jointly execute, on or prior to the Closing Date, two originals of IRS Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations (collectively, the “Form 8023”) and, as applicable, two originals of any analogous forms required pursuant to state, local or foreign Tax law. The Form 8023 and any analogous forms shall be held by Buyer and shall be filed by Buyer on behalf of itself and Seller in accordance with, and within the time prescribed by, Section 338 of the Code and the regulations thereunder or the applicable state, local or foreign Tax law.

4(b)     Buyer and Seller shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and shall not take any position contrary thereto. Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on the Tax Returns for any Affiliated Group that includes the Company as of the Closing Date to the extent required or permitted by applicable law. Seller shall pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election.

 (c)     The Company and Seller will provide Buyer with any information regarding the Company as is necessary for Buyer to complete IRS Form 8883 and any supplements thereto (“Form 8883”). Buyer shall complete Form 8883 taking into account the Section 1060 Allocation. As soon as reasonably practicable after the Closing but no later than fifteen (15) days after the Allocation Schedule has become final and binding, Buyer will provide a copy of the completed Form 8883 to Seller. Each of the Company, Seller and Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns.

 (d)     Within ninety (90) days after the final determination of the Final U.S. Purchase Price pursuant to Section 1.7, Buyer shall prepare and deliver to Seller a schedule (an “Allocation Schedule”) setting forth the allocation of the aggregate Final U.S. Purchase Price (as adjusted pursuant to this Agreement) and all other relevant items among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Section 1060 Allocation”). Seller shall have a period of thirty (30) days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to Buyer notice of any objections Sellers may have to the allocations set forth therein (a “Tax Objections Notice”). If Seller does not deliver a Tax Objections Notice on or prior to the last day of the Response Period, then Seller shall be deemed to have agreed to the Allocation Schedule, and such Allocation Schedule shall become final and binding upon all parties without further adjustment, absent manifest error. If Seller delivers a Tax Objections Notice within the Response Period, then Seller and Buyer shall negotiate in good faith for fifteen (15) days following delivery of such Tax Objections Notice and use their commercially reasonable efforts to resolve such objections. If Seller and Buyer are unable to resolve all objections during such 15-day period, then such dispute shall be resolved by the Neutral Accountant. If Seller and Buyer resolve all objections set forth in a Tax Objections Notice or if such objections are resolved by the Neutral Accountant, (i) the Allocation Schedule shall be amended to reflect any adjustments pursuant to such resolution, (ii) each of the Company, Seller, and Buyer shall report the purchase of the Shares in a manner consistent with the Section 1060 Allocation as set forth on the Allocation Schedule, as it may be amended from time to time, and (iii) none of the Company, Seller or Buyer will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Section 1060 Allocation as set forth on the Allocation Schedule, as it may be amended from time to time, unless required to do so by applicable law.

9.7      Tax Attributes.

 (a)     Buyer and Seller agree that the Company shall not carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date to any taxable period ending on or before the Closing Date, and Buyer agrees to make or cause to be made any and all necessary or permitted elections available under applicable law to avoid any such carryback.

 (b)     Notwithstanding anything to the contrary in this Agreement, Seller shall not have any liability to Buyer if any Tax attributes of the Company (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, Buyer, or any of their affiliates for any taxable period.

 (c)     It is agreed and understood that (i) no representation or warranty is made by Seller or the Company in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 2.7, and (ii) the representations and warranties of the Company in Section 2.7 refer only to the past activities and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date.

9.8     Post-Closing Actions.  Buyer shall not (and shall not cause or permit the Company to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or agree to the waiver or any extension of the statute of limitations, with respect to any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

9.9     Scope of Article IX.  Any claim by any Party relating to a breach by another Party of its obligations under this ARTICLE IX shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in ARTICLE VII. Notwithstanding the foregoing or any other term or condition of ARTICLE VII, to the extent there is any inconsistency between the terms of ARTICLE VII and this ARTICLE IX with respect to the allocation of responsibility between the Company, Seller and Buyer for Taxes relating to the Company, the provisions of this ARTICLE IX shall govern.

ARTICLE X

FURTHER AGREEMENTS

10.1    Access to Information; Record Retention; Cooperation.

 (a)     Access to Information.  Subject to compliance with contractual obligations, including the Confidentiality Agreement, and applicable laws and regulations, following the Closing, Seller and Buyer shall afford to each other and their affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its affiliates, relating in any material respect to the Company prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 10.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Adjustment Statement, resolving any differences between the Parties with respect to the Closing Adjustment Statement, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes. Notwithstanding the foregoing, no Party shall be required to provide access to or disclose Information where such access or disclosure would waive the attorney-client, work product or any similar legal privilege of such person or any of its affiliates or contravene any applicable law or binding agreement of such person or any of its affiliates; provided each Party shall, and shall cause each of its affiliates to, use its commercially reasonable efforts to provide such access or disclosure in a manner that would not result in such a waiver or contravention.

 (b)     Access to Personnel.  Following the Closing, Seller and Buyer shall use commercially reasonable efforts to make available to each other, upon written request, such Party’s and its affiliates’ officers, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Company prior to the Closing or for any other matter referred to in Section 10.1(a).

 (c)     Reimbursement.  A Party providing Information or personnel to another Party under Section 10.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to officers and employees of the providing Party or its affiliates.

 (d)     Retention of Records.  Except as otherwise required by law or agreed to in writing by the Parties, Buyer and Seller shall each (and each shall cause its affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Company prior to the Closing until December 31, 2018. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

 (e)     Preparation of Company Financial Statements.

 (i)       Without limitation of the provisions of Section 10.1(a), following the Closing, Buyer shall promptly provide to Seller and its affiliates all information relating to the Company to the extent reasonably required for Seller and its affiliates to prepare the financial statements of Seller and its affiliates (including any financial statements required to be included in any reports filed by Seller with the Securities and Exchange Commission). During the period of preparation of such financial statements, Buyer shall provide Seller and its affiliates (and their auditors) with all reasonable access to the Company, its financial management, including the financial directors of the Company and any accountant’s work papers, and their books, accounts and records during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business.

 (ii)     Seller acknowledge and agree that the Company and Buyer and their respective affiliates, authorized accountants, counsel and other designated representatives shall not have any liability to any Person in connection with Buyer agreeing to provide information and access as set forth in Section 10.1(e)(i). Seller shall (x) promptly, upon request by the Company or Buyer, reimburse the Company or Buyer for all out-of-pocket costs and expenses incurred by the Company or Buyer in connection with the information and access provided by the Company as contemplated by this Section 10.1(e) and (y) shall indemnify and hold harmless the Company, Buyer and their respective affiliates from and against any and all out-of-pocket costs and expenses incurred by them in connection with the information and access provided by the Company as contemplated by this Section 10.1(e).

10.2    Director and Officer Indemnification.  From the Closing Date until the sixth anniversary of the Closing Date, Buyer shall not take, cause or permit to be taken or caused by any person any action to alter or impair any exculpatory or indemnification provisions, now existing in the certificate of incorporation or by-laws of the Company, for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date.

10.3    Disclosure Generally.

 (a)     The disclosures in any section or subsection of the Disclosure Schedule (or any update thereto) shall qualify other sections and subsections in ARTICLE II or ARTICLE III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company, has resulted in or would result in a Company Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to the Company’s knowledge,” “known by the Company” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 10.3(a), without any obligation of investigation, and shall not refer to the knowledge of any other person or entity.

(b)     Seller shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any Development. The term “Development” means any development, circumstance, event, occurrence, fact, or other matter that arises after the date of this Agreement and before the Closing Date that would cause any representation or warranty of the Company or Seller contained in ARTICLE II or ARTICLE III, as the case may be, to be untrue or incorrect had such representation or warranty been made as of the time such Development arose. The representations and warranties contained in ARTICLE II and ARTICLE III with respect to the Company and Seller shall be construed for all purposes of this Agreement in accordance with the Disclosure Schedule, as so updated; provided, that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 8.1(e).

10.4    Acknowledgments by Buyer.  Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties with respect to the Company and Seller expressly and specifically set forth in ARTICLE II and ARTICLE III of this Agreement, including the Disclosure Schedules (and any updates thereto). Such representations and warranties constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the business and any set forth in the confidential information memorandum previously delivered to Buyer or in the dataroom), are specifically disclaimed by Seller. Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this agreement (except with respect to a claim arising from fraud or, with respect to Seller, a Knowing Misrepresentation) is to assert rights of Buyer pursuant to ARTICLE VII, ARTICLE IX and Section 11.12.

10.5     Certain U.S. Employee Benefits Matters.

 (a)     Continuation of Employment.  The Parties hereto intend that there shall be continuity of employment with respect to all employees of the Company (each, an “Employee”). Nothing in this Section 10.5 shall obligate Buyer or the Company to continue (and shall not prevent Buyer or the Company from modifying or terminating at any time and for any reason) the employment of any such Employee, subject to Buyer’s and the Company’s compliance with the terms of contracts and arrangements in effect with the Employee. For the avoidance of doubt, the employment of any Employee with Buyer or its affiliates following the Closing in the operation of the Business after the Closing in substantially the same manner as the Company operated the Business prior to the Closing shall be deemed to not violate the terms of any non-competition or similar agreement of which Seller or its affiliates is a beneficiary.

(b)      Service Credit; Eligibility.  Following the Closing, each Employee shall be given service credit for purposes of eligibility to participate (provided, that no retroactive contributions will be required) and vesting, but not for purposes of benefit accruals, under Buyer employee benefit plans and arrangements (which may be the Company Benefit Plans) with respect to his or her length of service with the Company (and its affiliates) prior to the Closing Date to the extent such service was credited by the Company before the Closing.

(c)     Cessation of Business Benefit Plan Participation; 401(k) Plan Matters.  Except as otherwise required by applicable law, the Employees shall cease to participate in or accrue further benefits under the Seller Benefit Plans immediately prior to the Closing Date but shall continue to participate in or accrue further benefits under the Company Benefit Plans. Effective as of the Closing, (i) all Employees who participate in the defined contribution plan qualified under Section 401 of the Code sponsored by Seller (the “Seller’s 401(k) Plan”) shall cease to participate in said plan, (ii) Seller shall, and shall cause its affiliates to, take all actions necessary to effect the withdrawal of the Company as a participating employer under Seller’s 401(k) Plan and (iii) Seller shall, and shall cause its affiliates to, cause each Employee to be 100% vested in his or her account balances and benefits under Seller’s 401(k) Plan as of the Closing Date. Buyer shall establish, if it does not already maintain, a defined contribution plan qualified under Section 401 of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code (the “Buyer’s 401(k) Plan”). Each Employee who is a participant in Seller’s 401(k) Plan as of the Closing Date shall be permitted to roll over his or her vested account balance, including any loan receivable, to Buyer’s 401(k) Plan. Seller shall ensure that Seller’s 401(k) Plan provides for rollover of plan loans and Buyer shall ensure that Buyer’s 401(k) Plan provides for the acceptance of rollover of plan loans, including by adopting any necessary or appropriate amendments before the Closing Date to effect the foregoing.

(d)     Welfare Plans. For the avoidance of doubt, Seller shall administer, and continue to pay on behalf of the Company, in accordance with Seller’s welfare plans in effect prior to the Closing, all reimbursement claims (such as medical and dental claims) for expenses in respect of Employees (and their dependents and beneficiaries) incurred prior to the Closing Date that are covered by such plans and that satisfy the plans’ requirements for timely submission, and all non-reimbursement claims (such as life insurance claims) incurred prior to the Closing Date by or in respect of Employees (and their dependents and beneficiaries) under such plans (and in accordance therewith) without regard to whether reported on or prior to the Closing Date (provided that they are submitted in a manner complying with the requirements of the applicable plan), except that Buyer shall cause the Company to be responsible for such claims to the extent such claims are insured under an insurance policy in respect of which the Company is or becomes the covered employer in place of Seller and for which the premium has been paid by Seller. For purposes of this Section 10.5(d), a claim shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment insurance benefits, upon the date of death or accident giving rise to such benefits and (ii) health, dental, vision or prescription drug benefits (including in respect of any hospital confinement), upon the date of the provision of such services, materials or supplies. For the further avoidance of doubt, Seller is permitted to and will have charged the Company amounts in respect of such expenses in the intercompany accounts identified on Schedule 1.3(b)(i).

(e)     Flexible Spending Accounts.  Effective as of the Closing Date, Buyer shall, or shall cause the Company to, establish flexible spending accounts for medical and dependent care expenses for persons at the Company covered by that type of account as of immediately prior to the Closing Date. Buyer shall credit such accounts with the amount (positive or negative) credited as of the Closing Date under comparable accounts maintained under U.S. Business Benefit Plans for such employees. The existing flexible spending account elections for such employees as of the Closing Date shall apply under Buyer’s or the Company’s post-Closing flexible spending accounts and shall remain in effect through the end of the applicable flexible spending account plan year in which the Closing Date occurs. As soon as practicable after the Closing Date, (i) Seller shall pay to Buyer in cash the amount, if any, by which aggregate contributions made by covered employees to Seller’s flexible spending accounts exceeded the aggregate benefits provided to such covered employees as of the Closing or (ii) Buyer shall pay to Seller in cash the amount, if any, by which aggregate benefits provided to such employees under Seller’s flexible spending accounts exceeded the aggregate contributions made by such employees as of the Closing Date.

(f)      No Third Party Beneficiaries.  Nothing in this Section 10.5 or any other provision of this Agreement shall create any third party beneficiary right in any person other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with the Company, Buyer or any of their respective affiliates. Nothing in this Section 10.5 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of the Company, Buyer or any of their affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

10.6    Transfer of PRC Employees.

 (a)     Transfer of Employment.  The Parties recognize that there are employees of MSTR China who perform services solely or predominately related to the Business (each, a “PRC Employee”), and it is the intention of the Parties that the PRC Employees be transferred to PRC Buyer so that they can continue to perform services related to the Business. The PRC Employees as of the date hereof and their years of service with MSTR China are set forth on Schedule 10.6(a). PRC Buyer shall have the right to interview and offer employment to some or all of the PRC Employees. Seller and MSTR China on the one hand and Buyer and PRC Buyer on the other hand shall use commercially reasonable efforts to cause each of the PRC Employees selected by PRC Buyer to execute written documents pursuant to which each of such PRC Employees shall (i) resign from his or her employment under his or her employment contract with MSTR China (“Existing PRC Employee Contract”) effective as of the date mutually agreed in writing between such PRC Employee, MSTR China and PRC Buyer and (ii) enter into an employment agreement with PRC Buyer (“New PRC Employee Contract”), on terms and conditions that are no less favorable to the PRC Employee than those under the

Existing PRC Employee Contract. For the avoidance of doubt: (i) PRC Buyer shall not be obligated to offer any PRC Employee a New PRC Employee Contract with an employment duration that is longer than the unperformed employment duration of that PRC Employee under the corresponding Existing PRC Employee Contract; and (ii) the PRC Buyer shall not be obligated to offer any PRC Employee any stock options or profit sharing or any similar arrangements under the New PRC Employee Contract. It is the intention of the Parties that all PRC Employees who enter into an employment agreement with PRC Buyer (each such employee, a “Hired PRC Employee”) resign from their employment with MSTR China on the same date (the “PRC Resignation Date”) and begin employment with PRC Buyer on the following day (the “PRC Transfer Date”). MSTR China shall release each such Hired PRC Employee from any non-compete covenant that exists between the Hired PRC Employee and MSTR China and any confidentiality obligation (to the extent that the confidentiality obligation relates to the Business). For the purpose specified herein, Seller shall use commercially reasonable efforts: (i) to make all PRC employees available (during reasonable times and on reasonable prior written notice) for meetings with PRC Buyer following the execution of this Agreement for the purposes of conducting interviews, skills assessment or other screening and recruitment activities, provided, that such PRC Employees consent to participation in the recruitment process and its terms, and provided, that absence of such PRC Employees from work does not cause unreasonable business interruption to MSTR China or Seller; (ii) to facilitate contact with the PRC Employees (at no additional cost or expense to Seller or MSTR China) and to explain to the PRC Employees the process and provide them with all relevant information received for this purpose from Buyer or PRC Buyer; (iii) to agree to termination of the employment agreement with a Hired PRC Employee upon consent of the PRC Employee and at the PRC Resignation Date; and (iv) to not terminate any of the Hired PRC Employees until the PRC Resignation Date, except as set forth in Section 10.6(b). For the avoidance of doubt, nothing in this Agreement shall be construed to imply that Seller or MSTR China shall be under any obligation to: (A) require any PRC Employee to participate in any interviews or screening processes of PRC Buyer unless the PRC Employee consents thereto; or (B) offer any financial incentives to any PRC Employee or incur any costs or expenses to induce them into signing a mutual consent employment termination agreement or an employment agreement with PRC Buyer.

(b)     Termination of Employment Before the PRC Resignation Date.  Seller has no obligation to Buyer to prevent any PRC Employee from terminating his or her employment relationship with MSTR China before the PRC Resignation Date. The Parties agree that the termination of the employment relationship by any of the PRC Employees before or after the PRC Resignation Date does not cause any liability of Seller and MSTR China to Buyer and PRC Buyer. For the avoidance of doubt, nothing in this Agreement shall be construed to imply that Seller or MSTR China shall be under any obligation to retain the employment of any PRC Employee who engages in misconduct or is absent on a long term basis or whom MSTR China otherwise decides to terminate for cause.

(c)     Service Credit; Benefits.  Buyer shall cause PRC Buyer to recognize each Hired PRC Employee’s (i) years of service with MSTR China for the purposes of the calculation of any statutory employment rights and benefits under PRC law as well as any statutory severance payment due to such Hired PRC Employee as a result of PRC Buyer’s termination of any such PRC Employee on or after the PRC Transfer Date, and (ii) accrued and unused annual leave that was accrued during such Hired PRC Employee’s employment with MSTR China. Buyer shall cause PRC Buyer to assume and shall be fully responsible for, and under no circumstance shall Seller or MSTR China be held in any way responsible for, any compensation, overtime, bonus, annual leave, commissions, severance pay, social insurance fees and any other benefits to which any Hired PRC Employees may be entitled that result from their employment relationship with PRC Buyer after the PRC Transfer Date. The Parties specifically agree that under no circumstances shall Seller or MSTR China bear any liability for any pro rata share of any bonus awarded to any Hired PRC Employee after the PRC Transfer Date in relation to such Hired PRC Employee’s employment with MSTR China.

(d)     Retained PRC Employees.  Except as provided elsewhere in this Agreement in the Transition Services Agreement, for the avoidance of doubt, neither Buyer nor PRC Buyer shall bear (i) any responsibility for any employer obligations relating to any PRC Employees in respect of a fact or circumstance existing prior to the PRC Transfer Date; or (ii) any responsibility for any employer obligations relating to any PRC Employees who are not Hired PRC Employees (“Retained PRC Employees”).

(e)     Interim Services.  The Parties recognize that there may be a period of time between the Closing Date and the PRC Transfer Date during which the PRC Employees will need to perform services for Buyer or its affiliates. The terms governing any such services shall be set out in the Transition Services Agreement.

10.7    Transfer of Poland Employees.

 (a)     Transfer of Employment.  The Parties recognize that there are employees of MSTR Poland who perform services solely or predominately related to the Business (each, a “Poland Employee”), and it is the intention of the Parties that the Poland Employees be transferred to Polish Buyer so that they can continue to perform services related to the Business. Employment positions (but not personal data) of the Poland Employees as of the date hereof are set forth on Schedule 10.7(a).

 (b)     Transfer of Employment Relationships by Operation of Law.

 (i)     Transfer of Employment Relationships.  The Parties agree that the employment relationships of Poland Employees existing with MSTR Poland, together with all rights and obligations arising therefrom, will transfer to the Polish Buyer by operation of law, pursuant to Article 23l of the Polish Labor Code (“Article 23(1)” of the “Polish Labor Code”). The date of such transfer, which shall be after the Closing Date, is referred to herein as the “Undertaking Transfer Date.” The Parties agree that the employment relationships transferring to the Polish Buyer under Article 23(1) are those existing with (A) the persons who are Poland Employees as of the date of this Agreement and those Poland Employees hired by MSTR Poland between the date of this Agreement and Undertaking Transfer Date in accordance with the Polish Labor Code in the normal course of business and (B) excluding any Poland Employees whose employment relationships with MSTR Poland will be terminated effective before the Undertaking Transfer Date (after exclusion, collectively, the “Polish Transferring Employees”).

(ii)     Transfer of Employee Benefits; Conditions of Employment.  The Parties further agree that along with the transfer of the employment relationships of the Polish Transferring Employees to the Polish Buyer pursuant to Article 23(1), MSTR Poland’s obligations arising from any employee benefit plans and similar commitments to such employees and existing on the Undertaking Transfer Date will also transfer to the Polish Buyer. Buyer shall cause Polish Buyer to provide conditions of employment for the Polish Transferring Employees that are no less favorable than those enjoyed by such Polish Transferring Employees immediately before the Undertaking Transfer Date.

(iii)     Information to Polish Transferring Employees.  After the signing of this Agreement but not later than thirty (30) days before the anticipated Undertaking Transfer Date, Seller shall cause MSTR Poland, and Buyer shall cause Polish Buyer, to inform the Polish Transferring Employees (or other relevant employees, if applicable) of the planned transfer, in writing, in accordance with the Polish Labor Code.

(iv)     Liability.  The Parties agree that Buyer and Polish Buyer shall be liable with respect to any obligations towards the Polish Transferring Employees which arise or become due on or after the Undertaking Transfer Date. With respect to obligations from employment relationships which arose before the Undertaking Transfer Date, MSTR Poland and the Polish Buyer shall be liable jointly and severally towards Polish Transferring Employees under Article 23(l) § 2 of the Polish Labor Code. For the avoidance of doubt, any liabilities and payments due to the Polish Transferring Employees that fall due on or after the Undertaking Transfer Date shall be liabilities of Buyer and Polish Buyer, regardless of whether they accrued before or after the Undertaking Transfer Date. Seller and MSTR Poland shall indemnify Buyer and Polish Buyer for Damages related to any obligations with respect to Polish Transferring Employees if and to the extent such Damages arose and became due before the Undertaking Transfer Date and not with respect to any incremental Damages incurred or arising on or after the Undertaking Transfer Date.

(c)     No Transfer of Employment Relationships by Operation of Law.

(i)     Transfer of Employment.  If for any reason conditions for the transfer of employment relationships by operation of law are not met and the process described in Section 10.7(b) cannot be followed, Polish Buyer shall have the right to interview and offer employment to some or all of the Poland Employees. Seller and MSTR Poland on the one hand and Buyer and Polish Buyer on the other hand shall use commercially reasonable efforts to cause each of the Poland Employees selected by Polish Buyer to execute written documents pursuant to which each of such Poland Employees shall resign from his or her employment with MSTR Poland effective as of the date mutually agreed in writing between such Poland Employee, MSTR Poland and Polish Buyer and enter into a written agreement with Polish Buyer. It is the intention of the Parties that all Poland Employees who enter into an employment agreement with Polish Buyer (each such employee, a “Hired Poland Employee”) resign from their employment with MSTR Poland on the same date (the “Poland Resignation Date”) and begin employment with Poland Buyer on the following day (the “Poland Transfer Date”). MSTR Poland shall release each such Hired Poland Employee from any non-compete covenant that exists between the Hired Poland Employee and MSTR Poland. For the purpose specified herein, Seller shall use commercially reasonable efforts: (i) to make all Poland Employees available (during reasonable times and on reasonable prior written notice) for meetings with Polish Buyer following the execution of this Agreement for the purposes of conducting interviews, skills assessment or other screening and recruitment activities provided, that such Poland Employees consent to participation in the recruitment process and its terms, and provided, that absence of such Poland Employees from work does not cause unreasonable business interruption to MSTR Poland or Seller; (ii) to facilitate contact with the Poland Employees (at no additional cost or expense to Seller or MSTR Poland) and to explain to the Poland Employees the process and provide them with all relevant information received for this purpose from Buyer or Polish Buyer; (iii) to agree to termination of the employment agreement of a Hired Poland Employee upon consent of the Poland Employee and at the Poland Resignation Date; and (iv) to not terminate any of the Hired Poland Employees until the Poland Resignation Date, except as set forth in Section 10.7(d). For the avoidance of doubt, nothing in this Agreement shall be construed to imply that Seller or MSTR Poland shall be under any obligation to: (A) require any Poland Employee to participate in any interviews or screening processes of Polish Buyer unless the Poland Employee consents thereto; or (B) offer any financial incentives to any Poland Employee or incur cost or expenses to induce them into signing a mutual consent employment termination agreement or an employment agreement with Polish Buyer.

(ii)      Service Credit; Benefits.  Buyer shall cause Polish Buyer to recognize each Hired Poland Employee’s (A) years of service with MSTR Poland or years recognized for the same purpose by MSTR Poland, for the purposes of the calculation of employment rights and benefits as well as any severance payment due to any Hired Poland Employee as a result of the Polish Buyer’s termination of any such Hired Poland Employee on or after the Poland Transfer Date, and (B) accrued and unused vacation days that were accrued during such Hired Poland Employee’s employment with MSTR Poland. Buyer shall cause Polish Buyer to assume and shall be fully responsible for, and under no circumstance shall Seller or MSTR Poland be held in any way responsible for, any compensation, overtime, bonus, vacation time, commissions, severance pay, social insurance fees and any other benefits to which any Hired Poland Employees may be entitled after the Poland Transfer Date. The Parties specifically agree that under no circumstances shall Seller or MSTR Poland bear any liability for any pro rata share of any bonus awarded to any Hired Poland Employee after Poland Transfer Date in relation to such Hired Poland Employee’s employment with MSTR Poland.

(d)     Termination of Employment before the Undertaking Transfer Date or Poland Resignation Date.  Seller has no obligation to Buyer to prevent any Poland Employee from terminating his or her employment relationship with MSTR Poland before the Undertaking Transfer Date or Poland Resignation Date, as applicable. The Parties agree that the termination of the employment relationship by any of the Poland Employees before or after the Undertaking Transfer Date or Poland Resignation Date, as applicable, does not cause any liability of Seller and MSTR Poland to Buyer and Polish Buyer. For the avoidance of doubt, nothing in this Agreement shall be construed to imply that Seller or MSTR Poland shall be under any obligation to retain the employment of any Poland Employee who engages in misconduct or is absent on a long term basis or whom MSTR Poland otherwise decides to terminate for cause.

(e)     Retained Poland Employees.  Except as provided elsewhere in this Agreement or in the Transition Services Agreement, for the avoidance of doubt, neither Buyer nor Polish Buyer shall be responsible for any employer obligations relating to any Poland

Employees who are not Polish Transferring Employees or Hired Poland Employees, as applicable.

(f)     Interim Services.  The Parties recognize that there may be a period of time between the Closing Date and the Undertaking Transfer Date or Poland Transfer Date, as applicable, during which Poland Employees will need to perform services for Buyer or its affiliates. The terms governing such services shall be set out in the Transition Services Agreement.

10.8    Employee Rights.  With respect to the Polish Transferring Employees or Hired Poland Employees, Buyer shall, and shall cause its affiliates, for a period of eighteen (18) months following the latest of the Undertaking Transfer Date or Poland Transfer Date, as applicable, to:

 (a)     maintain terms of employment for each such employee, as at the Undertaking Transfer Date or Poland Transfer Date, as applicable, on the same or no less favorable terms as enjoyed by each such employee at such applicable date (including in relation to remuneration, salary, bonuses, commission, incentive payments and other payments, insurance schemes and any other contractual or non-contractual benefits or payments, and severance payments which MSTR Poland provides or which it is bound to provide), but excluding stock options and profit sharing arrangements related to the shares, stock or profits of Seller or Seller Group; and

 (b)     ensure that any severance or redundancy terms offered by Buyer, Polish Buyer or their affiliates to its employees are offered to any person who:

  (i)        is a Polish Transferring Employee or Hired Poland Employee on the Undertaking Transfer Date or Poland Transfer Date, as applicable; and

  (ii)      receives during the two-year period following the Undertaking Transfer Date or Poland Transfer Date, as applicable, a notice of termination of employment by reason of redundancy from Polish Buyer that are not less favorable to the applicable employees than those they would have enjoyed if terminated by MSTR Poland.

10.9    No Use of Name.  Following the Closing, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller (the “Retained Marks”), including without limitation those Retained Marks listed on Schedule 10.9, and will not hold itself out as having any affiliations with Seller.

10.10  Non-Competition, Non-Solicitation and Confidentiality.

 (a)      Non-Competition.  During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller covenants and agrees that it shall not, and shall not allow its direct or indirect subsidiaries to, engage (including as an owner), anywhere in the world, in the business of providing cloud-based customer experience management (CEM) solutions via on-demand inbound and outbound interactive voice response (IVR), automated voice activated web transactions, voice transcribed chat, SMS (Short Message Service), Multi-channel Automatic Call Distribution (ACD), and Computer Telephony

Integration (CTI), in each case limited to such business as conducted by the Company on the date hereof (a “Competitive Business”); provided, however, that the foregoing covenant shall not prohibit, or be interpreted as prohibiting, Seller from:

(i)       owning up to 2% of the equity of a publicly traded company; or

(ii)      acquiring any person or entity which engages in a Competitive Business if either: (A) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business did not constitute more than 15% of the total consolidated revenues of such person or entity; or (B) Seller promptly commences and pursues the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by Seller in its sole discretion until the earlier to occur of (1) the transfer of such Competitive Business, which shall be effected not later than the 12-month anniversary of such acquisition or (2) the fifth anniversary of the Closing Date.

(b)      Seller Non-Solicitation.  Seller agrees, on behalf of itself and each of its direct or indirect subsidiaries, that Seller shall not:

(i)       during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date induce or attempt to induce any Buyer Covered Employee to leave the employ of the Company, or in any way interfere with the relationship between the Company and any Buyer Covered Employee (other than by way of a general solicitation not targeted at such person or employees of the Company);

(ii)      during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, hire any Buyer Covered Employee; or

(iii)     during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, induce or attempt to induce any customer, supplier, licensee, licensor or other material business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between such supplier, licensee, licensor or material business relation and the Company.

For purposes of this Agreement, “Buyer Covered Employee” shall mean, as of the date of determination, any then-current, non-clerical employee of the Company or any individual whose employment with the Company has been terminated for a period of less than six months.

(c)     Buyer Non-Solicitation.  Buyer agrees, on behalf of itself, the Company and each of its and the Company’s direct or indirect subsidiaries, that Buyer shall not:

(i)       during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date induce or attempt to induce any Seller Covered Employee to leave the employ of Seller or any of its direct or indirect subsidiaries, or in any way interfere with the relationship between Seller or any of its direct or indirect subsidiaries and any Seller Covered Employee (other than by way of a general solicitation not targeted at such person or employees of Seller or any of its direct or indirect subsidiaries); or

(ii)      during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, hire any Seller Covered Employee.

For purposes of this Agreement, “Seller Covered Employee” shall mean, as of the date of determination, any then-current non-clerical employee of Seller or its direct or indirect subsidiaries or any individual whose employment with Seller or its direct or indirect subsidiaries has been terminated for a period of less than six months.

(d)      Confidentiality.  Seller shall treat and hold as confidential any information concerning the business and affairs of the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Buyer Confidential Information”), refrain from using any of the Buyer Confidential Information except in connection with this Agreement and enforcing its rights under this Agreement, and shall deliver promptly to Buyer, at the request and option of Buyer, copies of all tangible embodiments of the Buyer Confidential Information which are in Seller’s possession or under Seller’s control. Notwithstanding the foregoing, Buyer Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 10.10(d), (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information or (iii) is or has been independently developed without violating any obligation of confidentiality hereunder. If Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Buyer Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.10(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Buyer Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Buyer Confidential Information to the tribunal, provided that Seller shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Buyer Confidential Information required to be disclosed as Buyer shall designate.

(e)      Remedy for Breach.  Notwithstanding Section 7.5(a), Seller acknowledges and agrees that in the event of a breach by it (or any of its subsidiaries) of any of the provisions of this Section 10.10, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer and the Company, or their respective successors or assigns, as applicable, may, in addition to any other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or other security or proving actual damages.

(f)      Enforcement.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.10 is invalid or unenforceable, each Party agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)      Acknowledgment. Seller acknowledges and agrees that (i) the restrictions contained in this Section 10.10 for the benefit of Buyer are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the value of the Business (including its goodwill), and (ii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 10.10.

ARTICLE XI

MISCELLANEOUS

11.1    Press Releases and Announcements.  Seller shall have the right to issue a press release announcing the execution of this Agreement and a press release announcing the Closing of the transactions contemplated by this Agreement, in each case subject to the consent of Buyer, which consent shall not be unreasonably withheld. Except as set forth in the preceding sentence, no Party shall issue (and each Party shall cause its affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party, not to be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule, including filings with the Securities and Exchange Commission relating to the entering into of this Agreement and the consummation of the transactions contemplated hereby (in which case the disclosing Party shall promptly advise the other Party and the other Party shall, to the extent practicable, have the right to review such press release or announcement, and consult with the disclosing Party with respect to such press release or announcement prior to its publication).

11.2    No Third Party Beneficiaries.  Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective affiliates; provided, however, that the provisions of ARTICLE VII are intended for the benefit of the entities and individuals specified therein and its respective legal representatives, successors and assigns.

11.3    Entire Agreement.  This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes any prior agreements or representations by or between Buyer and Seller, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

11.4    Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, that Buyer shall be permitted to assign its right to purchase the Shares pursuant to this Agreement to an affiliate of Buyer without the prior written consent of Seller, but Buyer shall remain jointly and severally liable with any such affiliate of Buyer with respect to all obligations of Buyer hereunder (including obligations with respect to the payment of the Purchase Price and indemnification).

11.5    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11.6    Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7    Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) Business Day or (b) facsimile or electronic mail, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the facsimile or electronic mail transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:

Genesys Telecommunications

     Laboratories, Inc.

2001 Junipero Serra Blvd. #600

Daly City, California 94014

Facsimile: 650-466-1260

Email: jim.rene@genesyslab.com

Attention: James M. Rene, Chief Legal

                  Officer

Copy to: Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Facsimile: 212-859-4000 Email: brian.mangino@friedfrank.com Attention: Brian Mangino

If to Seller:

MicroStrategy Incorporated

1850 Towers Crescent Plaza

Tysons Corner, VA 22182

Facsimile: 703-991-5910

Email: dthede@microstrategy.com

Attention:  Douglas K. Thede, Senior

                  Executive Vice President &

                  Chief Financial Officer

Copies to:

MicroStrategy Incorporated

1850 Towers Crescent Plaza

Tysons Corner, VA 22182

Facsimile: 703-744-6263

Email: mshao@microstrategy.com

Attention:  W. Ming Shao, Esq., Senior Vice

                     President & General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Facsimile: 617-526-5000

Email: Thomas.Ward@wilmerhale.com

Attention: Thomas S. Ward, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, or ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8    Governing Law.  Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

11.9    Amendments and Waivers.  The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.11  Expenses.  Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter. Each Party further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.13  Submission to Jurisdiction.  Subject to Section 11.12 and the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case in any state or federal court sitting in the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.7. Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.14  Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a law include any rules, regulations and delegated legislation issued thereunder; (xi) references to accounting terms used and not defined herein have the meaning assigned to them under GAAP; and (xii) references to a “person” or “persons” shall include associations, corporations, limited liability companies, individuals, partnerships, limited liability partnerships, trusts or any other entity or organization, including a Governmental Entity. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

11.15  Waiver of Jury Trial.  To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

11.16  Incorporation of Exhibits and Schedules.  The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

11.17  Facsimile Signature.  This Agreement may be executed by facsimile signature, including a signature received in a .PDF, .TIF or .JPG file format.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

By:	/s/ James Budge

Print Name:	James Budge

Print Title:	Chief Financial Officer

SELLER:
MICROSTRATEGY INCORPORATED

By:	/s/ Douglas K. Thede

Print Name:	Douglas K. Thede

Print Title:	Senior Executive Vice President

and Chief Financial Officer

[Signature Page to Stock Purchase and Sale Agreement]